Exhibit 4.2

OSISKO GOLD ROYALTIES LTD

Consolidated Financial Statements

For the years

ended

December 31, 2021 and 2020

Osisko Gold Royalties Ltd Consolidated Financial Statements

Management's Report on Internal Control over Financial Reporting

Osisko Gold Royalties Ltd's (the "Company's") management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934 (United States), as amended.

The Company's management assessed the effectiveness of the Company's internal control over financial reporting as at December 31, 2021. The Company's management conducted an evaluation of the Company's internal control over financial reporting based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the Company's management's assessment, the Company's internal control over financial reporting is effective as at December 31, 2021.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2021 has been audited by PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, as stated in their report which is located on the next pages.

(signed) Sandeep Singh, Chief Executive Officer	(signed) Frédéric Ruel, Chief Financial Officer

February 24, 2022

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Osisko Gold Royalties Ltd

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Osisko Gold Royalties Ltd and its subsidiaries (together, the Company) as of December 31, 2021 and 2020, and the related consolidated statements of income (loss), comprehensive income (loss), changes in equity and cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). We also have audited the Company's internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and its financial performance and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company's consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Assessment of impairment indicators of royalty, stream and other interests

As described in Notes 3, 5 and 14 to the consolidated financial statements, the Company's royalty, stream and other interests carrying amount was $1,154.8 million as of December 31, 2021. Management assesses at each reporting date whether there are indicators that the carrying amount may not be recoverable which give rise to the requirement to conduct a formal impairment test. Impairment is assessed at the cash-generating unit (CGU) level, which is usually at the individual royalty, stream and other interest level for each property from which cash inflows are generated. Management uses judgement when assessing whether there are indicators of impairment, including a significant change in mineral reserve and resources, significant negative industry or economic trends, significantly lower production than expected, a significant change in current or forecast commodity prices and other relevant operator and financial information.

The principal considerations for our determination that performing procedures relating to the assessment of impairment indicators of royalty, stream and other interests is a critical audit matter are (i) the judgement by management when assessing whether there were indicators of impairment which would require a formal impairment test to be performed; and (ii) a high degree of auditor judgement, subjectivity and effort in performing procedures to evaluate audit evidence related to management's assessment of impairment indicators related to a significant change in mineral reserve and resources, significant negative industry or economic trends, significantly lower production than expected, a significant change in current or forecast commodity prices and other relevant operator and financial information.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management's assessment of impairment indicators of royalty, stream and other interests. These procedures also included, among others, evaluating the reasonableness of management's assessment of impairment indicators for a sample of royalty, stream and other interests, related to a significant change in mineral reserve and resources, significant negative industry or economic trends, significantly lower production than expected, a significant drop in current or forecast commodity prices and other relevant operator and financial information by considering (i) current and past performance of royalty, stream and other interests; (ii) consistency with external market and industry data; (iii) publicly disclosed or other relevant information of operators of royalty, stream and other interests; and (iv) consistency with evidence obtained in other areas of the audit.

/s/PricewaterhouseCoopers LLP

Montréal, Canada

February 24, 2022

We have served as the Company's auditor since 2006.

Osisko Gold Royalties Ltd Consolidated Balance Sheets As at December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars)

		December 31,	December 31,
	Notes	2021	2020
		$	$
Assets

Current assets

Cash	8	115,698	302,524
Short-term investments	9	-	3,501
Amounts receivable	10	14,691	12,894
Inventories	11	18,596	10,025
Other assets	11	3,941	6,244
		152,926	335,188

Non-current assets

Investments in associates	12	125,354	119,219
Other investments	13	169,010	157,514
Royalty, stream and other interests	14	1,154,801	1,116,128
Mining interests and plant and equipment	15	635,655	489,512
Exploration and evaluation	16	3,635	42,519
Goodwill	17	111,204	111,204
Other assets	11	18,037	25,820
		2,370,622	2,397,104

Liabilities

Current liabilities

Accounts payable and accrued liabilities	18	30,049	46,889
Dividends payable	21	9,157	8,358
Provisions and other liabilities	19	12,179	4,431
Current portion of long-term debt	20	294,891	49,867
		346,276	109,545

Non-current liabilities

Provisions and other liabilities	19	60,334	41,536
Long-term debt	20	115,544	350,562
Deferred income taxes	24	68,407	54,429
		590,561	556,072

Equity

Share capital	21	1,783,689	1,776,629
Warrants	22	18,072	18,072
Contributed surplus		42,525	41,570
Equity component of convertible debentures	20	14,510	17,601
Accumulated other comprehensive income		58,851	48,951
Deficit		(283,042)	(174,458)
Equity attributable to Osisko Gold Royalties Ltd's shareholders		1,634,605	1,728,365
Non-controlling interests		145,456	112,667
Total equity		1,780,061	1,841,032
		2,370,622	2,397,104

APPROVED ON BEHALF OF THE BOARD

(signed) Sean Roosen, Director	(signed) Joanne Ferstman, Director

Osisko Gold Royalties Ltd Consolidated Statements of Income (Loss) For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

	Notes	2021	2020
		$	$
Revenues	25	224,877	213,630

Cost of sales	25	(37,646)	(63,700)
Depletion of royalty, stream and other interests	14	(48,361)	(45,605)
Gross profit		138,870	104,325

Other operating expenses
General and administrative	25	(41,265)	(25,901)
Business development	25	(4,168)	(10,290)
Exploration and evaluation	25	(1,197)	(131)
Mining operating expenses	25	(12,919)	-
Impairments - royalty, stream and other interests	14	(2,288)	(26,300)
Impairments - mining exploration, evaluation and development	15,16	(122,250)	-
Operating (loss) income		(45,217)	41,703
Interest income		5,065	4,582
Finance costs		(24,586)	(26,131)
Foreign exchange (loss) gain		(554)	1,023
Share of loss of associates	12	(3,950)	(7,657)
Other gains, net	25	25,522	13,622
(Loss) earnings before income taxes		(43,720)	27,142
Income tax expense	24	(12,955)	(10,913)
Net (loss) earnings		(56,675)	16,229

Net (loss) earnings attributable to:
Osisko Gold Royalties Ltd's shareholders		(23,554)	16,876
Non-controlling interests		(33,121)	(647)

Net (loss) earnings per share
Basic and diluted	27	(0.14)	0.10

Additional information per operating segment is provided in Notes 8 and 31.

Osisko Gold Royalties Ltd Consolidated Statements of Comprehensive Income (Loss) For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars)

	2021	2020
Net (loss) earnings	(56,675)	16,229

Other comprehensive income (loss)

Items that will not be reclassified to the consolidated statement of income (loss)

Changes in fair value of financial assets at fair value through comprehensive income	7,303	40,993
Income tax effect	(471)	(9,319)

Share of other comprehensive (loss) income of associates	(1,665)	1,506

Items that may be reclassified to the consolidated statement of income (loss)

Currency translation adjustments	(2,990)	(4,555)

Other comprehensive income	2,177	28,625

Comprehensive (loss) income	(54,498)	44,854

Comprehensive (loss) income attributable to:
Osisko Gold Royalties Ltd's shareholders	(17,889)	45,501
Non-controlling interests	(36,609)	(647)

Osisko Gold Royalties Ltd Consolidated Statements of Cash Flows For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars)

	Notes	2021	2020
		$	$
Operating activities
Net (loss) earnings		(56,675)	16,229
Adjustments for:
Share-based compensation		13,280	9,361
Depletion and amortization		51,934	46,904
Impairment of assets		126,650	34,298
Finance costs		7,721	8,409
Share of loss of associates		3,950	7,657
Net gain on acquisition of investments		(7,638)	(3,827)
Change in fair value of financial assets at fair value through profit and loss		(6,286)	(2,387)
Net gain on dilution of investments in associates		(1,847)	(10,381)
Net gain on disposal of investments		-	(5,357)
Foreign exchange loss (gain)		675	(652)
Flow-through shares premium income		(6,971)	-
Deferred income tax expense		11,724	3,760
Other		(5,423)	2,230
Net cash flows provided by operating activities before changes in non-cash working capital items		131,094	106,244
Changes in non-cash working capital items	28	(24,999)	1,734
Net cash flows provided by operating activities		106,095	107,978

Investing activities
Net repayment of short-term investments		3,501	412
Acquisition of the San Antonio gold project	7	-	(52,208)
Acquisition of investments		(46,713)	(49,194)
Proceeds from disposal of investments		50,936	10,864
Acquisition of royalty and stream interests		(90,936)	(66,062)
Mining assets and plant and equipment		(185,297)	(71,828)
Exploration and evaluation expenses, net of tax credits		(3,175)	(202)
Restricted cash		(504)	4,762
Other		150	357
Net cash flows used in investing activities		(272,038)	(223,099)

Financing activities
Private placement of common shares	21	-	85,000
Investments from minority shareholders	21	39,760	214,323
Share issue expenses from investments from minority shareholders	21	(3,044)	(5,965)
Exercise of share options and shares issued under the share purchase plan		14,547	7,835
Increase in long-term debt		54,015	71,660
Repayment of long-term debt		(50,251)	(19,205)
Normal course issuer bid purchase of common shares	21	(30,791)	(3,933)
Dividends paid		(32,464)	(28,914)
Capital payments on lease liabilities		(6,582)	(1,155)
Withholding taxes on settlement of restricted and deferred share units		(3,715)	(2,555)
Other		(1,076)	(230)
Net cash flows (used in) provided by financing activities		(19,601)	316,861

(Decrease) increase in cash before effects of exchange rate changes on cash		(185,544)	201,740
Effects of exchange rate changes on cash		(1,282)	(7,439)
(Decrease) increase in cash		(186,826)	194,301
Cash - January 1		302,524	108,223
Cash - December 31	8	115,698	302,524

Additional information per operating segment is provided in Notes 8 and 31.

Additional information related to the consolidated statements of cash flows is presented in Note 28.

Osisko Gold Royalties Ltd Consolidated Statement of Changes in Equity For the year ended December 31, 2021
(tabular amounts expressed in thousands of Canadian dollars)

			Equity attributed to Osisko Gold Royalties Ltd's shareholders
		Number of				Equity	Accumulated
		common				component of	other			Non-
		shares	Share		Contributed	convertible	comprehensive			controlling
	Notes	outstanding	capital	Warrants	surplus	debentures	income(i)	Deficit	Total	interests	Total
			$	$	$	$	$	$	$	$	$
Balance - January 1, 2021		166,647,932	1,776,629	18,072	41,570	17,601	48,951	(174,458)	1,728,365	112,667	1,841,032

Net loss		-	-	-	-	-	-	(23,554)	(23,554)	(33,121)	(56,675)
Other comprehensive income (loss )		-	-	-	-	-	5,665	-	5,665	(3,488)	2,177
Comprehensive income (loss)		-	-	-	-	-	5,665	(23,554)	(17,889)	(36,609)	(54,498)

Net investments from minority shareholders	21	-	-	-	-	-	-	-	-	27,314	27,314
Effect of changes in ownership of a subsidiary on non-controlling interest		-	-	-	-	-	-	(36,482)	(36,482)	36,482	-
Dividends declared	21	-	-	-	-	-	-	(35,085)	(35,085)	-	(35,085)
Shares issued - Dividends reinvestment plan	21	120,523	1,821	-	-	-	-	-	1,821	-	1,821
Shares issued - Employee share purchase plan		20,496	311	-	-	-	-	-	311	-	311
Share options- Share-based compensation		-	-	-	3,636	-	-	-	3,636	2,315	5,951
Share options exercised		1,043,903	18,069	-	(3,720)	-	-	-	14,349	-	14,349
Restricted share units to be settled in common shares:
Share-based compensation		-	-	-	3,527	-	-	-	3,527	1,858	5,385
Settlement		215,851	2,605	-	(5,113)	-	-	(671)	(3,179)	-	(3,179)
Income tax impact		-	-	-	(184)	-	-	-	(184)	82	(102)
Deferred share units to be settled in common shares:
Share-based compensation		-	-	-	1,162	-	-	-	1,162	1,259	2,421
Settlement		30,849	625	-	(1,349)	-	-	(237)	(961)	-	(961)
Income tax impact		-	-	-	(95)	-	-	-	(95)	88	(7)
Normal course issuer bid purchase of common shares	21	(2,103,366)	(22,471)	-	-	-	-	(8,320)	(30,791)	-	(30,791)
Deemed issuance of Osisko shares	12	517,409	6,100	-	-	-	-	-	6,100	-	6,100
Maturity of convertible debenture - equity component	22	-	-	-	3,091	(3,091)	-	-	-	-	-

Transfer of realized loss on financial assets at fair value through other comprehensive income, net of income taxes		-	-	-	-	-	4,235	(4,235)	-	-	-
Balance - December 31, 2021		166,493,597	1,783,689	18,072	42,525	14,510	58,851	(283,042)	1,634,605	145,456	1,780,061

(i) As at December 31, 2021, accumulated other comprehensive income comprises items that will not be recycled to the consolidated statements of income (loss) amounting to $33.7 million and items that may be recycled to the consolidated statements of income (loss) amounting to $25.1 million.

Osisko Gold Royalties Ltd Consolidated Statement of Changes in Equity For the year ended December 31, 2020
(tabular amounts expressed in thousands of Canadian dollars)

			Equity attributed to Osisko Gold Royalties Ltd's shareholders
		Number of				Equity	Accumulated
		common				component of	other	Retained		Non-
		shares	Share		Contributed	convertible	comprehensive	earnings		controlling
	Notes	outstanding	capital	Warrants	surplus	debenture	income (loss)(i)	(deficit)	Total	interests	Total
			$	$	$	$	$	$	$	$	$
Balance - January 1, 2020		156,951,952	1,656,350	18,072	37,642	17,601	13,469	(249,688)	1,493,446	-	1,493,446

Net earnings (loss)		-	-	-	-	-	-	16,876	16,876	(647)	16,229
Other comprehensive income		-	-	-	-	-	28,625	-	28,625	-	28,625
Comprehensive income (loss)		-	-	-	-	-	28,625	16,876	45,501	(647)	44,854

Private placement	21	7,727,273	85,000	-	-	-	-	-	85,000	-	85,000
Issue costs, net of taxes		-	(136)	-	-	-	-	-	(136)	-	(136)
Income tax impact on prior year issue costs		-	3,644	-	-	-	-	-	3,644	-	3,644
Net investments from minority shareholders, net of taxes	6, 21	-	-	-	-	-	-	-	-	209,892	209,892
Deemed acquisition of Barolo Ventures Corp.	6	-	-	-	-	-	-	-	-	1,751	1,751
Acquisition of the San Antonio gold project	7	1,011,374	15,846	-	-	-	-	-	15,846	-	15,846
Gain on dilution of non-controlling interests		-	-	-	-	-	-	98,329	98,329	(98,329)	-
Acquisition of royalty interests paid in shares		250,000	3,880	-	-	-	-	-	3,880	-	3,880
Dividends declared	21	-	-	-	-	-	-	(32,838)	(32,838)	-	(32,838)
Shares issued - Dividends reinvestment plan	21	268,173	3,440	-	-	-	-	-	3,440	-	3,440
Shares issued - Employee share purchase plan		30,388	391	-	-	-	-	-	391	-	391
Share options - Shared-based compensation		-	-	-	3,104	-	-	-	3,104	-	3,104
Share options exercised		232,964	3,932	-	(857)	-	-	-	3,075	-	3,075
Replacement share options exercised		440,506	5,976	-	(1,461)	-	-	-	4,515	-	4,515
Restricted share units to be settled in common shares:
Share-based compensation		-	-	-	5,835	-	-	-	5,835	-	5,835
Settlement		145,694	1,984	-	(4,247)	-	-	(279)	(2,542)	-	(2,542)
Income tax impact		-	-	-	358	-	-	-	358	-	358
Deferred share units to be settled in common shares:
Share-based compensation		-	-	-	1,113	-	-	-	1,113	-	1,113
Settlement		19,330	255	-	(266)	-	-	(1)	(12)	-	(12)
Income tax impact		-	-	-	349	-	-	-	349	-	349
Normal course issuer bid purchase of common shares	21	(429,722)	(3,933)	-	-	-	-	-	(3,933)	-	(3,933)
Transfer of realized other comprehensive income of Associates, net of income taxes		-	-	-	-	-	(414)	414	-	-	-
Transfer of realized loss on financial assets at fair value through other comprehensive income, net of income taxes		-	-	-	-	-	7,271	(7,271)	-	-	-
Balance - December 31, 2020 (ii)		166,647,932	1,776,629	18,072	41,570	17,601	48,951	(174,458)	1,728,365	112,667	1,841,032

(i) As at December 31, 2020, accumulated other comprehensive income comprises items that will not be recycled to the consolidated statements of income (loss) amounting to $20.8 million and items that may be recycled to the consolidated statements of income (loss) amounting to $28.1 million.

(ii) As at December 31, 2020, there are 167,165,341 common shares issued, of which 517,409 are deemed to have been repurchased given that one of the Company's associates owns some of the Company's common shares.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

1. Nature of activities

Osisko Gold Royalties Ltd and its subsidiaries (together "Osisko" or the "Company") are engaged in the business of acquiring and managing precious metal and other high-quality royalties, streams and similar interests in Canada and worldwide, except for Osisko Development Corp. and its subsidiaries ("Osisko Development"), which are engaged in the exploration, evaluation and development of mining projects. Osisko is a public company traded on the Toronto Stock Exchange, and the New York Stock Exchange constituted under the Business Corporations Act (Québec) and domiciled in the Province of Québec, Canada. The address of its registered office is 1100, avenue des Canadiens-de-Montréal, Suite 300, Montréal, Québec. The Company owns a portfolio of royalties, streams, offtakes, options on royalty/stream financings and exclusive rights to participate in future royalty/stream financings on various projects. The Company's cornerstone asset is a 5% net smelter return ("NSR") royalty on the Canadian Malartic mine, located in Canada.

In November 2020, Osisko completed the spin-out transaction of its mining assets and certain equity investments to Osisko Development, a newly created company engaged in the exploration, evaluation and development of mining projects in Canada and in Mexico (Note 6). The common shares of Osisko Development began trading on the TSX Venture Exchange (the "TSX-V") on December 2, 2020 under the symbol "ODV". On December 31, 2021, Osisko held an interest of 75.1% in Osisko Development and, as a result, the Company consolidated the assets, liabilities, results of operations and cash flows of the activities of Osisko Development and its subsidiaries. Osisko Development's main asset is the Cariboo gold project in Canada.

2. Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). The accounting policies, methods of computation and presentation applied in these consolidated financial statements are consistent with those of the previous financial year. The Board of Directors approved the audited consolidated financial statements for issue on February 24, 2022.

Uncertainty due to COVID-19

The COVID-19 pandemic has had a significant impact on the global economy and commodity and financial markets. The full extent and impact of the COVID-19 pandemic is unknown at this time and its adverse effects may continue for an extended and unknown period of time, particularly as variant strains of the virus are identified.

The impact of the pandemic to date has included volatility in financial markets, a slowdown in economic activity, supply chain and labour issues, and volatility in commodity prices (including gold and silver). Furthermore, as efforts have been undertaken to slow the spread of the COVID-19 pandemic, the operation and development of mining projects have been impacted. Many mining projects, including a number of the properties in which Osisko holds a royalty, stream or other interest have been impacted by the pandemic resulting in the temporary suspension of operations, and other mitigation measures that impacted production. If the operation or development of one or more of the properties in which Osisko holds a royalty, stream or other interest and from which it receives or expects to receive significant revenue is suspended as a result of the continuing COVID-19 pandemic or future pandemics or other public health emergencies, it may have a material adverse impact on Osisko's profitability, results of operations, financial condition and the trading price of Osisko's securities. The extent of the impact of the COVID-19 pandemic on our operational and financial performance will depend on future developments, including a widely available vaccine in each of the countries where are located the assets on which we own a royalty, stream or other interest, the duration and severity of the pandemic and related restrictions, all of which continue to be uncertain and cannot be predicted.

3. Significant accounting policies

The significant accounting policies applied in the preparation of the consolidated financial statements are described below.

a) Basis of measurement

The consolidated financial statements are prepared under the historical cost convention, except for the revaluation of certain financial assets at fair value (including derivative instruments).

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3. Significant accounting policies (continued)

b) Business combinations

On the acquisition of a business, the acquisition method of accounting is used whereby the identifiable assets, liabilities and contingent liabilities (identifiable net assets) of the business are measured at fair value at the date of acquisition. Provisional fair values estimated at a reporting date are finalized as soon as the relevant information is available, which period shall not exceed twelve months from the acquisition date and are adjusted to reflect the transaction as of the acquisition date. Any excess of the consideration paid is treated as goodwill, and any bargain gain is immediately recognized in the statement of income (loss) and comprehensive income (loss). If control is lost as a result of a transaction, the participation retained is recognized on the balance sheet at fair value and the difference between the fair value recognized and the carrying value as at the date of the transaction is recognized in the statement of income (loss). Acquisition costs are expensed as incurred.

The Company recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest's proportionate share of the recognized amounts of acquiree's identifiable net assets.

The results of businesses acquired during the period are consolidated into the consolidated financial statements from the date on which control commences (generally at the closing date when the acquirer legally transfers the consideration).

c) Non-controlling interests

Non-controlling interests represent an equity interest in a subsidiary owned by an outside party. The share of net assets of the subsidiary attributable to the non-controlling interests is presented as a component of equity. Their share of net income or loss and comprehensive income or loss is recognized directly in equity. Changes in the Company's ownership interest in the subsidiary that do not result in a loss of control are accounted for as equity transactions.

d) Consolidation

The Company's financial statements consolidate the accounts of Osisko Gold Royalties Ltd and its subsidiaries. All intercompany transactions, balances and unrealized gains or losses from intercompany transactions are eliminated on consolidation. Subsidiaries are all entities over which the Company has the ability to exercise control. The Company controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to Osisko and are de-consolidated from the date that control ceases.  Accounting policies of subsidiaries are consistent with the policies adopted by Osisko.

The principal subsidiaries of the Company, their geographic locations, related participation and principal operating segment (Note 31) at December 31, 2021 and 2020 were as follows:

Entity	Jurisdiction	Participation	Functional currency	Operating Segment
Osisko Development Corp.(i)	Québec	75.1%	Canadian dollar	Exploration/development of mining projects
Osisko Bermuda Limited	Bermuda	100%	United States dollar	Royalties, streams and similar interests
Osisko Mining (USA) Inc.	Delaware	100%	United States dollar	Royalties, streams and similar interests

(i) The following entities are wholly-owned subsidiaries of Osisko Development since November 25, 2020 (Note 6): Barkerville Gold Mines Ltd. (British Columbia), Coulon Mines Inc. (Canada), General Partnership Osisko James Bay (Québec) and Sapuchi Minera S. de R.L. de C.V. (Mexico) (Pesos as functional currency). Prior to that date, these subsidiaries were wholly-owned by the Company. The participation in Osisko Development on December 31, 2020 was 84.1%.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3. Significant accounting policies (continued)

e) Foreign currency translation

(i) Functional and presentation currency

Items included in the financial statements of each consolidated entity and associate of the Company are measured using the currency of the primary economic environment in which the entity operates (the "functional currency"). The consolidated financial statements are presented in Canadian dollars, which is the functional currency of the parent Company and some of its subsidiaries.

Assets and liabilities of the subsidiaries that have a functional currency other than the Canadian dollar are translated into Canadian dollars at the exchange rate in effect on the consolidated balance sheet date and revenues and expenses are translated at the average exchange rate over the reporting period. Gains and losses from these translations are recognized as currency translation adjustment in other comprehensive income or loss.

(ii) Transactions and balances

Foreign currency transactions, including revenues and expenses, are translated into the functional currency at the rate of exchange prevailing on the date of each transaction or valuation when items are re-measured. Monetary assets and liabilities denominated in currencies other than the operation's functional currencies are translated into the functional currency at exchange rates in effect at the balance sheet date. Foreign exchange gains and losses resulting from the settlement of those transactions and from period-end translations are recognized in the consolidated statement of income (loss).

Non-monetary assets and liabilities are translated at historical rates, unless such assets and liabilities are carried at fair value, in which case, they are translated at the exchange rate in effect at the date of the fair value measurement. Changes in fair value attributable to currency fluctuations of non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are recognized in the consolidated statement of income (loss) as part of the fair value gain or loss. Such changes in fair value of non-monetary financial assets, such as equities classified at fair value through other comprehensive income, are included in other comprehensive income or loss.

f) Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is an unconditional and legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

All financial instruments are required to be measured at fair value on initial recognition. The fair value is based on quoted market prices, unless the financial instruments are not traded in an active market. In this case, the fair value is determined by using valuation techniques like the Black-Scholes option pricing model or other valuation techniques.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3. Significant accounting policies (continued)

f) Financial instruments (continued)

Measurement after initial recognition depends on the classification of the financial instrument. The Company has classified its financial instruments in the following categories depending on the purpose for which the instruments were acquired and their characteristics.

(i) Financial assets

Debt instruments

Investments in debt instruments are subsequently measured at amortized cost when the asset is held within a business model whose objective is to hold assets in order to collect contractual cash flows and when the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Investments in debt instruments are subsequently measured at fair value when they do not qualify for measurement at amortized cost. Financial instruments subsequently measured at fair value, including derivatives that are assets, are carried at fair value with changes in fair value recorded in net income or loss unless they are held within a business model whose objective is to hold assets in order to collect contractual cash flows or sell the assets and when the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding, in which case unrealized gains and losses are initially recognized in other comprehensive income or loss for subsequent reclassification to net income or loss through amortization of premiums and discounts, impairment or derecognition.

Equity instruments

Investments in equity instruments are subsequently measured at fair value with changes recorded in net income or loss. Equity instruments that are not held for trading can be irrevocably designated at fair value through other comprehensive income or loss on initial recognition without subsequent reclassification to net income or loss. Cumulative gains and losses are transferred from accumulated other comprehensive income (loss) to retained earnings upon derecognition of the investment. Dividend income on equity instruments measured at fair value through other comprehensive income or loss is recognized in the statement of income (loss) on the ex-dividend date.

(ii) Financial liabilities

Financial liabilities are subsequently measured at amortized cost using the effective interest method, except for financial liabilities at fair value through profit or loss. Such liabilities, including derivatives that are liabilities, are subsequently measured at fair value.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3. Significant accounting policies (continued)

f) Financial instruments (continued)

The Company has classified its financial instruments as follows:

Category	Financial instrument

Financial assets at amortized cost	Bank balances Short-term debt securities Notes and loans receivable Trade receivables Interest income receivable Amounts receivable from associates and other receivables Reclamation deposits

Financial assets at fair value through profit or loss	Investments in derivatives and convertible debentures

Financial assets at fair value through other comprehensive income or loss	Investments in shares and equity instruments, other than in derivatives

Financial liabilities at amortized cost	Accounts payable and accrued liabilities Liability component of convertible debentures Borrowings under revolving credit facilities Equipment financings

Derivatives

Derivatives, other than warrants held in mining exploration and development companies, are only used for economic hedging purposes and not as speculative investments. Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently measured to their fair value at the end of each reporting period. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

g) Impairment of financial assets

At each reporting date, the Company assesses, on a forward-looking basis, the expected credit losses associated with its financial assets carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in the credit risk or if a simplified approach has been selected.

The Company has two principal types of financial assets subject to the expected credit loss model:

•	Trade receivables; and

•	Investments in debt instruments measured at amortized cost.

Amounts receivable

The Company applies the simplified approach permitted by IFRS 9 for trade receivables (including amounts receivable from associates and other receivables), which requires lifetime expected credit losses to be recognized from initial recognition of the receivables.

Investments in debt instruments

To the extent that a debt instrument at amortized cost is considered to have low credit risk, which corresponds to a credit rating within the investment grade category and the credit risk has not increased significantly, the loss allowance is determined on the basis of 12-month expected credit losses. If the credit risk has increased significantly, the lifetime expected credit losses are recognized.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3. Significant accounting policies (continued)

h) Cash

Cash includes demand deposits held with banks.

i) Refundable tax credits for mining exploration expenses

The Company is entitled to refundable tax credits on qualified mining exploration and evaluation expenses incurred in the provinces of Québec and British-Columbia. The credits are accounted for against the exploration and evaluation expenses incurred.

j) Inventories

Inventories are valued at the lower of cost and net realizable value. Cost is determined on a weighted average basis.

k) Investments in associates

Associates are entities over which the Company has significant influence, but not control. The financial results of the Company's investments in its associates are included in the Company's results according to the equity method. Under the equity method, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the Company's share of profits or losses of associates after the date of acquisition. The Company's share of profits or losses is recognized in the consolidated statement of income (loss) and its share of other comprehensive income or loss of associates is included in other comprehensive income or loss.

Unrealized gains on transactions between the Company and an associate are eliminated to the extent of the Company's interest in the associate. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Dilution gains and losses arising from changes in interests in investments in associates are recognized in the consolidated statement of income or loss.

The Company assesses at each reporting date whether there is any objective evidence that its investments in associates are impaired. If impaired, the carrying value of the Company's share of the underlying assets of associates is written down to its estimated recoverable amount (being the higher of fair value less costs of disposal and value-in-use) and charged to the consolidated statement of income or loss.

l) Royalty, stream and other interests

Royalty, stream and other interests consist of acquired royalty, stream and other interests in producing, development and exploration and evaluation stage properties. Royalty, stream and other interests are recorded at cost and capitalized as tangible assets. They are subsequently measured at cost less accumulated depletion and depreciation and accumulated impairment losses. The major categories of the Company's interests are producing, development and exploration and evaluation. Producing assets are those that have generated revenue from steady-state operations for the Company. Development assets are interests in projects that are under development, in permitting or feasibility stage and that in management's view, can be reasonably expected to generate steady-state revenue for the Company in the near future. Exploration and evaluation assets represent properties that are not yet in development, permitting or feasibility stage or that are speculative in nature and are expected to require several years to generate revenue, if ever, or are currently not active.

Producing and development royalty, stream and other interests are recorded at cost and capitalized in accordance with IAS 16 Property, Plant and Equipment. Producing royalty, stream and other interests are depleted using the units-of-production method over the life of the property to which the interest relates, which is estimated using available estimates of proven and probable mineral reserves specifically associated with the properties and may include a portion of resources expected to be converted into mineral reserves. Management relies on information available to it under contracts with the operators and / or public disclosures for information on proven and probable mineral reserves and resources from the operators of the producing royalty, stream and other interests.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3. Significant accounting policies (continued)

l) Royalty, stream and other interests (continued)

On acquisition of a producing or a development royalty, stream and other interest, an allocation of the acquisition cost is made for the exploration potential based on its fair value. The estimated fair value of this acquired exploration potential is recorded as an asset (non-depreciable interest) on the acquisition date. Updated mineral reserve and resource information obtained from the operators of the properties is used to determine the amount to be converted from non-depreciable interest to depreciable interest.

Royalty, stream and other interests for exploration and evaluation assets are recorded at cost and capitalized in accordance with IFRS 6 Exploration for and Evaluation of Mineral Resources. Acquisition costs of exploration and evaluation royalty, stream and other interests are capitalized and are not depleted until such time as revenue-generating activities begin.

Producing and development royalty, stream and other interests are reviewed for impairment at each reporting date if there is any indication that the carrying amount may not be recoverable. Impairment is assessed at the level of Cash-Generating Units (''CGU'') which, in accordance with IAS 36 Impairment of Assets, are identified as the smallest identifiable group of assets that generates cash inflows, which are largely independent of the cash inflows from other assets. This is usually at the individual royalty, stream and other interest level for each property from which cash inflows are generated.

Royalty, stream and other interests for exploration and evaluation assets are assessed for impairment whenever indicators of impairment exist in accordance with IFRS 6. An impairment loss is recognized for the amount by which the asset's carrying value exceeds its recoverable amount, which is the higher of fair value less costs of disposal and value-in-use. An interest that has previously been classified as exploration and evaluation is also assessed for impairment before reclassification to development or producing, and the impairment loss, if any, is recognized in net income.

m) Property and equipment

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of an asset. Subsequent costs are included in the asset's carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefit associated with the item will flow to the Company and the cost can be measured reliably. The carrying amount of a replaced asset is derecognized when replaced.

Depreciation is calculated to amortize the cost of the property and equipment less their residual values over their estimated useful lives using the straight-line method and following periods by major categories:

Leasehold improvements Lease term

Furniture and office equipment 2-7 years

Exploration equipment and facilities 2-20 years

Mining plant and equipment (development) 3-20 years

Right-of-use assets Shorter of useful life and lease term

Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

Gains and losses on disposals of property and equipment are determined by comparing the proceeds with the carrying amount of the asset and are included as part of other gains or losses, net in the consolidated statement of income (loss).

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3. Significant accounting policies (continued)

n) Exploration and evaluation expenditures

Exploration and evaluation assets are comprised of exploration and evaluation expenditures and mining properties acquisition costs for exploration and evaluation assets. Expenditures incurred on activities that precede exploration and evaluation, being all expenditures incurred prior to securing the legal rights to explore an area, are expensed immediately. Exploration and evaluation assets include rights in mining properties, paid or acquired through a business combination or an acquisition of assets, and costs related to the initial search for mineral deposits with economic potential or to obtain more information about existing mineral deposits. Mining rights are recorded at acquisition cost less accumulated impairment losses. Mining rights and options to acquire undivided interests in mining rights are depreciated only as these properties are put into commercial production.

Exploration and evaluation expenditures for each separate area of interest are capitalized and include costs associated with prospecting, sampling, trenching, drilling and other work involved in searching for ore like topographical, geological, geochemical and geophysical studies. They also reflect costs related to establishing the technical and commercial viability of extracting a mineral resource identified through exploration and evaluation or acquired through a business combination or asset acquisition.

Exploration and evaluation expenditures include the cost of:

(i)	establishing the volume and grade of deposits through drilling of core samples, trenching and sampling activities;
(ii)	determining the optimal methods of extraction and metallurgical and treatment processes;
(iii)	studies related to surveying, transportation and infrastructure requirements;
(iv)	permitting activities; and
(v)	economic evaluations to determine whether development of the mineralized material is commercially justified, including scoping, prefeasibility and final feasibility studies.

Exploration and evaluation expenditures include overhead expenses directly attributable to the related activities.

Cash flows attributable to capitalized exploration and evaluation costs are classified as investing activities in the consolidated statement of cash flows under the heading exploration and evaluation.

Exploration and evaluation assets under a farm-out arrangement (where a farmee incurs certain expenditures in a property to earn an interest in that property) are accounted as follows:

(i) the Company uses the carrying value of the interest before the farm-out arrangement as the carrying value for the portion of the interest retained;

(ii) the Company credits any cash consideration received against the carrying amount of the portion of the interest retained, with an excess included as a gain in profit or loss;

(iii) in the situation where a royalty interest is retained by the Company as a result of an interest earned by the farmee, the Company records the royalty interest received at an amount corresponding to the carrying value of the exploration and evaluation property at the time of the transfer in ownership; and

(iv) the Company does not record exploration expenditures made by the farmee on the property.

o) Goodwill

Goodwill is recognized in a business combination if the cost of the acquisition exceeds the fair value of the identifiable net assets acquired. Goodwill is then allocated to the CGU or group of CGUs that are expected to benefit from the synergies of the combination. The Company performs goodwill impairment tests on an annual basis as at December 31 of each year. In addition, the Company assesses for indicators of impairment at each reporting period end and, if an indicator of impairment is identified, goodwill is tested for impairment at that time. If the carrying value of the CGU or group of CGUs to which goodwill is assigned exceeds its recoverable amount, an impairment loss is recognized. Goodwill impairment losses are not reversed.

The recoverable amount of a CGU or group of CGUs is measured as the higher of value in use and fair value less costs of disposal.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3. Significant accounting policies (continued)

p) Provision for environmental rehabilitation

Provision for environmental rehabilitation, restructuring costs and legal claims, where applicable, is recognized when:

(i) The Company has a present legal or constructive obligation as a result of past events.

(ii) It is probable that an outflow of resources will be required to settle the obligation.

(iii) The amount can be reliably estimated.

The provision is measured at management's best estimate of the expenditure required to settle the obligation at the end of the reporting period, and is discounted to present value where the effect is material. The increase in the provision due to passage of time is recognized as finance costs. Changes in assumptions or estimates are reflected in the period in which they occur.

Provision for environmental rehabilitation represents the legal and constructive obligations associated with the eventual closure of the Company's property, plant and equipment. These obligations consist of costs associated with reclamation and monitoring of activities and the removal of tangible assets. The discount rate used is based on a pretax rate that reflects current market assessments of the time value of money and the risks specific to the obligation, excluding the risks for which future cash flow estimates have already been adjusted.

Reclamation deposits

Reclamation deposits are term deposits held for the benefit of the Government of the Province of British Columbia as collateral for possible rehabilitation activities on Osisko Development's mineral properties in connection with permits required for exploration activities. Reclamation deposits are released once the property is restored to satisfactory condition, or as released under the surety bond agreement. As they are restricted from general use, they are included under other assets on the consolidated balance sheets.

q) Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognized in the consolidated statement of income (loss), except to the extent that it relates to items recognized in other comprehensive income or loss or directly in equity. In this case, the tax is also recognized in other comprehensive income or loss or directly in equity, respectively.

Current income taxes

The current income tax charge is the expected tax payable on the taxable income for the year, using the tax laws enacted or substantively enacted at the balance sheet date in the jurisdictions where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates (and laws) that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3. Significant accounting policies (continued)

q) Current and deferred income tax (continued)

Deferred income taxes (continued)

Deferred income tax assets and liabilities are presented as non-current and are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

r) Convertible debentures

The liability and equity components of convertible debentures are presented separately on the consolidated balance sheet starting from initial recognition.

The liability component is recognized initially at the fair value, by discounting the stream of future payments of interest and principal at the prevailing market rate for a similar liability of comparable credit status and providing substantially the same cash flows that do not have an associated conversion option. Subsequent to initial recognition, the liability component is measured at amortized cost using the effective interest method; the liability component is increased by accretion of the discounted amounts to reach the nominal value of the debentures at maturity.

The carrying amount of the equity component is calculated by deducting the carrying amount of the financial liability from the amount of the debentures and is presented in shareholders' equity as equity component of convertible debenture. The equity component is not re-measured subsequent to initial recognition except on conversion or expiry. A deferred tax liability is recognized with respect to any temporary difference that arises from the initial recognition of the equity component separately from the liability component. The deferred tax is charged directly to the carrying amount of the equity component.  Subsequent changes in the deferred tax liability are recognized through the consolidated statement of income (loss). Transaction costs are distributed between liability and equity on a pro-rata basis of their carrying amounts.

s) Share capital

Common shares are classified as equity. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from the proceeds in equity in the period where the transaction occurs.

t) Warrants

Warrants are classified as equity. Incremental costs directly attributable to the issuance of warrants are recognized as a deduction from the proceeds in equity in the period where the transaction occurs.

u) Revenue recognition

Revenue comprises revenues from the sale of commodities received and revenues directly earned from royalty, stream and other interests.

For royalty and stream agreements paid in-kind and for offtake agreements, the Company's performance obligations relate primarily to the delivery of gold, silver or other products to the customers. Revenue is recognized when control is transferred to the customers, which is achieved when a product is delivered, the customer has full discretion over the product and there is no unfulfilled obligation that could affect the customer's acceptance of the product. Control over the refined gold, silver and other products is transferred to the customers when the relevant product received (or purchased) from the operator is physically delivered and sold by the Company (or its agent) to the third party customers. For royalty and stream agreements paid in cash, revenue recognition will depend on the related agreement.

Revenue is measured at fair value of the consideration received or receivable when management can reliably estimate the amount, pursuant to the terms of the royalty, stream and other interest agreements. In some instances, the Company will not have access to sufficient information to make a reasonable estimate of revenue and, accordingly, revenue recognition is deferred until management can make a reasonable estimate. Differences between estimates and actual amounts are adjusted and recorded in the period that the actual amounts are known.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3. Significant accounting policies (continued)

v) Leases

The Company is committed to long-term lease agreements, mainly for office space and mining equipment.

Leases are recognized as a right-of-use asset (presented under non-current other assets on the consolidated balance sheet) and a corresponding liability at the date at which the leased asset is available for use by the Company. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the asset's useful life and the lease term on a straight-line basis.

Assets and liabilities arising from a lease are initially measured on a present value basis. The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, the Company's incremental borrowing rate is used, being the rate that the Company would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

Payments associated with short-term leases (12 months or less) and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss.

w) Share-based compensation

Share option plan

Each of the Company and its subsidiary, Osisko Development, offer a share option plan to their respective directors, officers, employees and consultants. Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. Fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized over the tranche's vesting period by increasing contributed surplus based on the number of awards expected to vest. The number of awards expected to vest is reviewed at least annually, with any impact being recognized immediately.

Any consideration paid on exercise of share options is credited to share capital. The contributed surplus resulting from share-based compensation is transferred to share capital when the options are exercised.

Deferred and restricted share units

Each of the Company and its subsidiary, Osisko Development, offer a deferred share units ("DSU") plan to their respective non-executive directors and a restricted share units ("RSU") plan to their officers and employees. DSU may be granted to non-executive directors and RSU may be granted to employees and officers as part of their long-term compensation package, entitling them to receive a payment in the form of common shares, cash (based on the Osisko's share price or Osisko Development's share price at the relevant time) or a combination of common shares and cash, at the sole discretion of Osisko or Osisko Development. The fair value of the DSU and RSU granted by Osisko to be settled in common shares is measured on the grant date and is recognized over the vesting period under contributed surplus with a corresponding charge to share-based compensation. The fair value of the DSU and RSU granted by Osisko Development to be settled in common shares is measured on the grant date and is recognized over the vesting period under non-controlling interests with a corresponding charge to share-based compensation. A liability for the DSU and RSU to be settled in cash is measured at fair value on the grant date and is subsequently adjusted at each balance sheet date for changes in fair value. The liability is recognized over the vesting period with a corresponding charge to share-based compensation.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

3. Significant accounting policies (continued)

x) Earnings per share

The calculation of earnings per share ("EPS") is based on the weighted average number of shares outstanding for each period. The basic EPS is calculated by dividing the profit or loss attributable to the equity owners of Osisko by the weighted average number of common shares outstanding during the period.

The computation of diluted EPS assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on the income per share. The treasury stock method is used to determine the dilutive effect of the warrants, share options, DSU and RSU and the if-converted method is used for convertible debentures. When the Company reports a loss, the diluted net loss per common share is equal to the basic net loss per common share due to the anti-dilutive effect of the outstanding warrants, share options, DSU and RSU and convertible debentures.

y) Segment reporting

The operating segments are reported in a manner consistent with the internal reporting provided to the President and Chief Executive Officer ("CEO") who fulfills the role of the chief operating decision-maker. The CEO is responsible for allocating resources and assessing performance of the Company's operating segments. The Company manages its business under two operating segments: (i) acquiring and managing precious metal and other royalties, streams and similar interests, and (ii) the exploration, evaluation and development of mining projects (through Osisko Development).

4. New accounting standards and amendments

New accounting standard

Interest rate benchmark reform - Phase 2

In August 2020, the IASB made amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 to address the issues that arise during the reform of an interest rate benchmark rate, including the replacement of one benchmark with an alternative one. Affected entities need to disclose information about the nature and extent of risks arising from IBOR reform to which the entity is exposed, how the entity manages those risks, and the entity's progress in completing the transition to alternative benchmark rates and how it is managing that transition. The amendments are applicable to financial reporting periods commencing on or after January 1, 2021.

The Company amended its revolving credit facility in 2021 and, as such, the agreement now includes alternative benchmark rates and transition measures. As the amounts drawn under the credit facility are for a period of one to three months, the Company does not expect any significant impact on the transition to a replacement benchmark rate.

Accounting standards issued but not yet effective

The Company has not yet adopted certain standards, interpretations to existing standards and amendments which have been issued but have an effective date of later than December 31, 2021.  Many of these updates are not expected to have any significant impact on the Company and are therefore not discussed herein.

Amendments to IAS 16 Property, plant and equipment

The IASB has made amendments to IAS 16 Property, plant and equipment, which will be effective for financial years beginning on or after January 1, 2022. Proceeds from selling items before the related item of property, plant and equipment is available for use should be recognized in profit or loss, together with the costs of producing those items. The Company will therefore need to distinguish between the costs associated with producing and selling items before the item of property, plant and equipment (pre-production revenue) is available for use and the costs associated with making the item of property, plant and equipment available for its intended use. For the sale of items that are not part of a company's ordinary activities, the amendments will require the Company to disclose separately the sales proceeds and related production cost recognized in profit or loss and specify the line items in which such proceeds and costs are included in the statement of comprehensive income (loss). These amendments will have an impact on the Company's consolidated financial statements in 2022.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

4. New accounting standards and amendments (continued)

Accounting standards issued but not yet effective (continued)

Amendments to IAS 16 Property, plant and equipment (continued)

In 2022, the Company will record pre-commercial revenues generated from the mining activities engaged by Osisko Development, and will retroactively adjust its 2021 results to conform with the new amendments. This will result in additional revenues and costs of sales on the statement of income (loss) of approximately $7.3 million for the year 2021.

5. Critical accounting estimates and judgements

The preparation of financial statements in conformity with IFRS requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company also makes estimates and assumptions concerning the future. The determination of estimates requires the exercise of judgement based on various assumptions and other factors such as historical experience and current and expected economic conditions. Actual results could differ from those estimates. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Critical accounting estimates and assumptions

Mineral reserves and resources - Royalties, streams and other assets

Royalty, stream and other interests comprise a large component of the Company's assets and as such, the mineral reserves and resources of the properties to which the interests relate have a significant effect on the Company's consolidated financial statements. These estimates are applied in determining the depletion of the Company's royalty, stream and other interests and assessing the recoverability of the carrying value of royalty, stream and other interests. For royalty, stream and other interests, the public disclosures of mineral reserves and resources that are released by the operators of the properties involve assessments of geological and geophysical studies and economic data and the reliance on a number of assumptions, including commodity prices and production costs. These assumptions are, by their very nature, subject to interpretation and uncertainty. The estimates of mineral reserves and resources may change based on additional knowledge gained subsequent to the initial assessment, adjusted by the Company's internal geological specialists, as deemed necessary. Changes in the estimates of mineral reserves and resources may materially affect the recorded amounts of depletion and the assessed recoverability of the carrying value of royalty, stream and other interests.

Mineral reserves and resources - Exploration and development projects

Mineral reserves are estimates of the amount of ore that can be economically and legally extracted from the Company's mining properties. The Company estimates its mineral reserve and mineral resources based on information compiled by Qualified Persons as defined by Canadian Securities Administrators National Instrument 43-101, Standards for Disclosure of Mineral Projects. Such information includes geological data on the size, depth and shape of the mineral deposit, and requires complex geological judgments to interpret the data. The estimation of recoverable reserves is based upon factors such as estimates of commodity prices, future capital requirements, and production costs along with geological assumptions and judgments made in estimating the size and grade that comprise the mineral reserves. Changes in the mineral reserve or mineral resource estimates may impact the carrying value of mineral properties and deferred development costs, property, plant and equipment, provision for site reclamation and closure, recognition of deferred income tax assets and depreciation and amortization charges.

Impairment of royalty, stream and other interests

The assessment of the fair values of royalty, stream and other interests requires the use of estimates and assumptions for recoverable production, long-term commodity prices, discount rates, mineral reserve/resource conversion, net asset value multiples, foreign exchange rates, future capital expansion plans and the associated production implications. In addition, the Company may use other approaches in determining fair value which may include estimates related to (i) dollar value per ounce of mineral reserve/resource; (ii) cash-flow multiples; and (iii) market capitalization of comparable assets. Changes in any of the estimates used in determining the fair value of the royalty, stream and other interests could impact the impairment analysis.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

5. Critical accounting estimates and judgements (continued)

Critical accounting estimates and assumptions (continued)

Impairment of exploration and evaluation assets, mining interests and plant and equipment

The Company's accounting policy for exploration and evaluation expenditure results in certain items of expenditure being capitalized. This policy requires management to make certain estimates and assumptions as to future events and circumstances, in particular whether an economically viable extraction operation can be established. Any such estimates and assumptions may change as new information becomes available. If, after having capitalized the expenditure, a judgement is made that recovery of the expenditure is unlikely, the relevant capitalized amount will be written off to the consolidated statement of income (loss).

Development activities commence after project sanctioning by senior management. Judgement is applied by management in determining when a project has reached a stage at which economically recoverable reserves exist such that development may be sanctioned. In exercising this judgement, management is required to make certain estimates and assumptions similar to those described above for capitalized exploration and evaluation expenditure. Such estimates and assumptions may change as new information becomes available. If, after having started the development activity, a judgement is made that a development asset is impaired, the appropriate amount will be written off to the consolidated statement of income (loss).

The Company's recoverability of its recorded value of its exploration and evaluation assets, mining interests and plant and equipment is based on market conditions for metals, underlying mineral resources associated with the properties and future costs that may be required for ultimate realization through mining operations or by sale.

At each reporting date, the Company evaluates each mining property and project on results to date to determine the nature of exploration, other assessment and development work that is warranted in the future. If there is little prospect of future work on a property or project being carried out within a prolonged period from completion of previous activities, the deferred expenditures related to that property or project are written off or written down to the estimated amount recoverable unless there is persuasive evidence that an impairment allowance is not required.

The recoverable amounts of exploration and evaluation assets, mining interests and plant and equipment are determined using the higher of value in use or fair value less costs of disposal. Value in use consists of the net present value of future cash flows expected to be derived from the asset in its current condition based on observable data. The calculations use cash flow projections based on financial budgets approved by management. These cash flow projections are based on expected recoverable ore reserves, selling prices of metals and operating costs. Fair value less costs of disposal consists of the expected sale price (the amount that a market participant would pay for the asset) of the asset net of transaction costs.

The Company may use other approaches in determining the fair value which may include estimates related to (i) dollar value per ounce of mineral reserve/resource; (ii) cash-flow multiples; (iii) market capitalization of comparable assets; and (iv) comparable sales transactions. Any changes in the quality and quantity of recoverable ore reserves, expected selling prices and operating costs could materially affect the estimated fair value of mining interests, which could result in material write-downs or write-offs in the future.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

5. Critical accounting estimates and judgements (continued)

Critical accounting estimates and assumptions (continued)

Impairment of goodwill

The Company performs goodwill impairment tests on an annual basis as at December 31 of each year. In addition, the Company assesses for indicators of impairment at each reporting date and, if an indicator of impairment is identified, goodwill is tested for impairment at that time. For the purpose of impairment testing, goodwill is allocated to each CGU or group of CGUs expected to benefit from the synergies of the combination. When completing an impairment test, the Company calculates the estimated recoverable amount of CGU or group of CGUs, which requires management to make estimates and assumptions with respect to items such as future production levels, long-term commodity prices, foreign exchange rates, discount rates and exploration potential.

These estimates and assumptions are subject to risk and uncertainty. Therefore, there is a possibility that changes in circumstances will have an impact on these projections, which may impact the recoverable amount of the CGU or group of CGUs. Accordingly, it is possible that some or the entire carrying amount of the goodwill may be further impaired with the impact recognized in the consolidated statement of income (loss).

The Company performs annual impairment tests using the fair value less cost of disposal of the group of CGUs supporting the goodwill and using discounted cash flows with the most recent budgets and forecasts available, including information from external sources. The periods to be used for the projections are based on the expected production from the mines, the proven and probable mineral reserves and a portion of the resources. The discount rate to be used takes into consideration the different risk factors of the Company.

Provision for environmental rehabilitation

Provision for environmental rehabilitation is based on management best estimates and assumptions, which management believes are a reasonable basis upon which to estimate the future liability, based on the current economic environment. These estimates take into account any material changes to the assumptions that occur when reviewed regularly by management and are based on current regulatory requirements. Significant changes in estimates of discount rate, contamination, rehabilitation standards and techniques will result in changes to the provision from period to period. Actual reclamation and closure costs will ultimately depend on future market prices for the costs which will reflect the market condition at the time the costs are actually incurred. The final cost of the rehabilitation provision may be higher or lower than currently provided for.

Critical judgements in applying the Company's accounting policies

Business combinations

The assessment of whether an acquisition meets the definition of a business, or whether assets are acquired is an area of key judgement. The assumptions and estimates with respect to determining the fair value of assets acquired and liabilities assumed, and of royalty, stream and other interests and exploration and evaluation properties in particular, generally requires a high degree of judgement. Changes in the judgements made could impact the amounts assigned to assets and liabilities.

Investee - significant influence

The assessment of whether the Company has a significant influence over an investee requires the use of judgements when assessing factors that could give rise to a significant influence. Factors which could lead to the conclusion of having a significant influence over an investee include, but are not limited to, ownership percentage; representation on the board of directors; participation in the policy-making process; material transactions between the investor and the investee; interchange of managerial personnel; provision of essential technical information; and potential voting rights.

Changes in the judgements used in determining if the Company has a significant influence over an investee would impact the accounting treatment of the investment in the investee.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

5. Critical accounting estimates and judgements (continued)

Critical judgements in applying the Company's accounting policies (continued)

Impairment of investments in associates

The Company follows the guidance of IAS 28 Investments in Associates and Joint Ventures to assess whether there are impairment indicators which may lead to the recognition of an impairment loss with respect to its net investment in an associate. This determination requires significant judgement in evaluating if a decline in fair value is significant or prolonged, which triggers a formal impairment test. In making this judgement, the Company's management evaluates, among other factors, the duration and extent to which the fair value of an investment is less than its carrying amount, the volatility of the investment and the financial health and business outlook for the investee, including factors such as the current and expected status of the investee's exploration projects and changes in financing cash flows.

Impairment of exploration and evaluation assets and royalty, stream and other interests on exploration and evaluation properties

Assessment of impairment of exploration and evaluation assets (including exploration and evaluation assets under a farm-out agreement) and royalty, stream and other interests on exploration and evaluation properties requires the use of judgements when assessing whether there are any indicators that could give rise to the requirement to conduct a formal impairment test on the Company's exploration and evaluation assets and royalty, stream and other interests on exploration and evaluation properties. Factors which could trigger an impairment review include, but are not limited to, an expiry of the right to explore in the specific area during the period or will expire in the near future and is not expected to be renewed; substantive exploration and evaluation expenditures in a specific area, taking into consideration such expenditures to be incurred by a farmee, is neither budgeted nor planned; exploration for and evaluation of mineral resources in a specific area have not led to the discovery of commercially viable quantities of mineral resources and the Company has decided to discontinue such activities in the specific area; sufficient data exists to indicate that, although a development in a specific area is likely to proceed, the carrying amount of the assets is unlikely to be recovered in full from successful development or by sale; significant negative industry or economic trends; interruptions in exploration and evaluation activities by the Company or its farmee; and a significant change in current or forecast commodity prices.

Changes in the judgements used in determining the fair value of the exploration and evaluation assets and royalty, stream and other interests on exploration and evaluation properties could impact the impairment analysis.

Impairment of development and producing royalty, stream and other interests and goodwill

Assessment of impairment of development and producing royalty, stream and other interests and goodwill requires the use of judgement when assessing whether there are any indicators that could give rise to the requirement to conduct a formal impairment test on the Company's development and producing royalty, stream and other interests or goodwill. Factors which could trigger an impairment review include, but are not limited to, a significant market value decline; net assets higher than the market capitalization; a significant change in mineral reserve and resources; significant negative industry or economic trends; interruptions in production activities; significantly lower production than expected; and a significant change in current or forecast commodity prices.

Changes in the judgements used in determining the fair value of the producing royalty, stream and other interests or goodwill could impact the impairment analysis.

Deferred income tax assets

Management continually evaluates the likelihood that it is probable that its deferred tax assets will be realized. This requires management to assess whether it is probable that sufficient taxable income will exist in the future to utilize these losses within the carry-forward period. By its nature, this assessment requires significant judgement.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

6. Spin-out transaction of the mining activities

On November 25, 2020, Osisko completed the spin-out transaction of its mining activities to Osisko Development through a reverse take-over transaction with Barolo Ventures Corp. ("Barolo"), thus forming a new gold development company in North America, with the objective of becoming a mid-tier gold producer. Upon closing, Barolo changed its name to Osisko Development Corp.

History and description of the transaction

On October 5, 2020, Osisko and Barolo had entered into a binding letter agreement (the "Letter Agreement") outlining the terms upon which Osisko would transfer certain mining properties (as described below) and a portfolio of marketable securities (together with the mining properties, the "Contributed Osisko Assets") to Barolo in exchange for common shares of Barolo (the "Barolo Shares"), which would result in a reverse take-over" of Barolo (the "RTO") under the policies of the TSX-V.

The spin-out transaction resulted in, among other things, Osisko transferring certain mining properties and a portfolio of marketable securities (through the transfer of the entities that directly or indirectly own such mining properties and marketable securities) to Osisko Development Holdings Inc. ("Osisko Subco"), following which Osisko Subco and 1269598 BC Ltd. ("Barolo Subco") were amalgamated by way of a triangular amalgamation under the Business Corporations Act (British Columbia) (the "Amalgamation") to form "Amalco". Upon the Amalgamation, Osisko exchanged its Osisko Subco shares for ODV Shares, which resulted in the RTO of Osisko Development.

Transaction costs related to the RTO transaction amounted to approximately $1.3 million and are included under business development expenses on the consolidated statements of income (loss).

Contributed Osisko Assets

The following assets were transferred by Osisko to Osisko Development:

- Cariboo gold project (British Columbia, Canada)

- San Antonio gold project (Sonora, Mexico)

- Bonanza Ledge II gold project (British Columbia, Canada)

- Guerrero exploration properties (Guerrero, Mexico)

- James Bay exploration properties, including the Coulon property (Québec, Canada)

- Portfolio of publicly-listed equity positions

Osisko retained the following royalty or stream interests in the assets transferred to Osisko Development:

- 5% NSR royalty on the Cariboo gold project and Bonanza Ledge II gold project

- 15% gold and silver stream on the San Antonio gold project

- 3% NSR royalty on the James Bay and Guerrero exploration properties

Osisko was also granted the following rights in Osisko Development: (i) a right of first refusal on all future royalties and streams to be offered by Osisko Development; (ii) a right to participate in buybacks of existing royalties held by Osisko Development; and (iii) other rights customary with a transaction of this nature.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

6. Spin-out transaction of the mining activities (continued)

Deemed acquisition of Barolo

The net assets of Barolo acquired were recorded at their estimated relative fair market value at the date of closing of the RTO and are summarized below:

Deemed consideration paid for the deemed acquisition of Barolo	$

233,395 common shares of Osisko Development deemed issued (i)		1,751
Transaction fees		500
		2,251

Net liabilities deemed assumed

Net liabilities of Barolo		(164)
Net cost of listing		2,415

(i) Represents the deemed listing fees of Osisko Development.

Financings of Osisko Development

RTO Financing

On November 25, 2020, prior to the effective time of the Amalgamation, upon satisfaction of the escrow release conditions, a total of 13,350,000 subscription receipts of Osisko Subco were issued at a price of $7.50 per subscription receipt under a $100.1 million concurrent financing closed by Osisko Subco on October 29, 2020 (the "RTO Financing"), were converted into 13,350,000 common shares of Osisko Subco and 6,675,000 common share purchase warrants of Osisko Subco, and the net subscription proceeds were released from escrow and paid to Osisko Subco.

Each common share purchase warrant of Osisko Subco outstanding, immediately prior to the effective time of the Amalgamation, was exchanged for one common share purchase warrant of Osisko Development, with each common share purchase warrant of Osisko Development entitling the holder to acquire one ODV Share at a price of $10 per share for a period of 18 months from the effective date of the Amalgamation (which was subsequently extended to 36 months from the date of closing). Transaction costs amounted to $3.0 million, including the Underwriters' commission.

Following completion of the Amalgamation and RTO Financing, Osisko held beneficial ownership and control over 100,000,100 Osisko Development shares, representing approximately 88.0% of the issued and outstanding Osisko Development shares.

Brokered private placement

On December 30, 2020, Osisko Development closed a brokered private placement of 5,367,050 units (the "Brokered Private Placement Units") at a price of $7.50 per Brokered Private Placement Unit for aggregate gross proceeds of approximately $40.2 million, including the exercise in full of the underwriters' option (the "Brokered Private Placement"). Each Brokered Private Placement Unit consists of one common share of Osisko Development and one-half of one common share purchase warrant of Osisko Development, with each whole warrant entitling the holder thereof to acquire one common share of Osisko Development at a price of $10.00 per share on or prior to December 1, 2023. The net proceeds of the Brokered Private Placement will be used to further develop the Cariboo gold project and other exploration assets of Osisko Development, and for general corporate purposes. Transaction costs amounted to $2.1 million, including the Underwriters' commission.

Following completion of the Brokered Private Placement, Osisko continued to hold beneficial ownership and control over 100,000,100 Osisko Development shares, representing approximately 84.1% of the issued and outstanding Osisko Development shares.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

7. Acquisition of the San Antonio gold project

In August 2020, Osisko acquired the San Antonio gold project in the state of Sonora in Mexico for US$42.0 million through the (indirect) acquisition of Sapuchi Minera S. de R.L. de C.V. An amount of US$30.0 million was paid in cash by Osisko and the remaining US$12.0 million was paid through the issuance of common shares of Osisko. A total of 1,011,374 Osisko common shares were issued and valued at $15.8 million, based on the closing price of the Company's common shares on the transaction date. Transaction costs amounted to $5.9 million. The San Antonio gold project was subsequently transferred to Osisko Development as part of the RTO transaction (Note 6).

In accordance with IFRS 3 Business Combinations, the transaction has been recorded as an acquisition of assets as the acquired assets and assumed liabilities did not meet the definition of a business.

The total purchase price of $68.1 million was allocated to the assets acquired and the liabilities assumed based on the relative fair value at the closing date of the transaction. All financial assets acquired and financial liabilities assumed were recorded at fair value.

The purchase price was calculated as follows:

Consideration paid	$
Issuance of 1,011,374 common shares		15,846
Cash consideration		40,015
Value-added tax paid on acquisition of assets		6,328
Osisko's transaction costs		5,865
		68,054

Net assets acquired	$
Inventories		7,899
Inventories - non-current (1)		16,129
Other non-current assets		6,328
Mining interests and plant and equipment		58,368
Accounts payable and accrued liabilities		(11,369)
Provision and other liabilities		(9,301)
		68,054

(1) The inventory balance associated with the ore that was not expected to be processed within 12 months of the acquisition date was classified as non-current and was recorded in the other assets line item on the consolidated balance sheet.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

8. Cash

As at December 31, 2021 and 2020, the consolidated cash position was as follows:

	Osisko Gold Royalties (i)		Osisko Development (ii)		Total
	2021	2020	2021	2020	2021	2020
	$	$	$	$	$	$
Cash held in Canadian dollars	40,121	29,714	13,364	137,374	53,485	167,088

Cash held in U.S. dollars	33,262	59,208	15,810	47,167	49,072	106,375
Cash held in U.S. dollars (Canadian equivalent)	42,170	75,383	20,043	60,053	62,213	135,436
Total cash	82,291	105,097	33,407	197,427	115,698	302,524

(i) Excluding Osisko Development and its subsidiaries.

(ii) Osisko Development and its subsidiaries.

9. Short-term investments

As at December 31, 2020, short-term investments were comprised of a $3.5 million note receivable from an exploration and development mining company, bearing an interest rate of 12.0%. The loan was repaid in 2021.

10. Amounts receivable

	December 31,	December 31,
	2021	2020
	$	$
Revenues receivable from royalty, stream and other interests	1,378	1,044
Interest income receivable	4,655	2,474
Amounts receivable from associates (i)	743	813
Sales taxes and exploration tax credits	7,358	7,224
Other receivables	557	1,339
	14,691	12,894

(i) Amounts receivable from associates are mainly related to professional services and office rent.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

11. Inventories and other assets

	December 31,	December 31,
	2021	2020
	$	$
Current

Ore in stockpiles (i), (ii), (iii)	4,194	8,426
Gold-in-circuit and doré bars (i), (ii), (iii)	9,751	-
Supplies and others (i)	4,651	1,599
Total current inventories	18,596	10,025

Prepaid expenses and deposits	3,941	6,244
Total current other assets	22,537	16,269

Non-current

Ore in stockpiles (i), (ii)	-	17,279
Sales taxes (iv)	11,632	6,775
Deposits (reclamation and equipment)	4,619	599
Deferred financing fees	1,786	1,167
Total non-current other assets	18,037	25,820

(i)	Inventories are held by subsidiaries of Osisko Development and are related to the Bonanza Ledge Phase 2 and San Antonio projects.
(ii)	The inventory balance associated with the ore that is not expected to be processed within 12 months was classified as non-current and recorded under other assets on the consolidated balance sheet as at December 31, 2020. During the year ended December 31, 2021, the Company recorded an impairment charge of $21.2 million on the ore in stockpiles for the San Antonio exploration and development project to reduce its net book value to its net realizable value, following an increase in the expected processing and transportation costs and a decrease in the gold price.
(iii)	As at December 31, 2021, the ore in stockpiles and the gold-in-circuit and doré bars inventories were recorded at their net realizable value.
(iv)	The non-current sales taxes are related to value added tax in Mexico, for which the collection period is over one year.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

12. Investments in associates

	2021	2020
	$	$
Balance - January 1	119,219	103,640
Acquisitions (i)	2,366	14,954
Exercise of warrants	1,437	36
Share of loss	(3,950)	(7,657)
Share of other comprehensive income (loss)	(1,665)	1,506
Net gain on ownership dilution (i)	1,847	10,381
Gain on deemed disposals (ii)	-	5,357
Transfers to other investments (ii)	-	(8,998)
Deemed issuance of Osisko common shares held by an associate (iii)	6,100	-
Balance - December 31	125,354	119,219

(i)	In June 2020, Osisko participated in a private placement completed by Osisko Mining Inc. ("Osisko Mining"), an associate of the Company, and invested an additional $14.8 million to acquire 4,054,000 units, each unit being comprised of one common share and one-half of one common share purchase warrants (each full warrant allowing its holder to acquire one common share of Osisko Mining for $5.25 for a period of 18 months following the closing of the transaction). The acquisition price was allocated to the investments in associates ($13.6 million) and warrants ($1.2 million). Following the closing of the private placement, Osisko's interest in Osisko Mining was reduced at the time from 15.8% to 14.7%. As a result, a gain on ownership dilution of $10.4 million was recorded under other gains, net on the consolidated statement of income (loss) for the year ended December 31, 2020.
(ii)	In 2020, the gain on deemed disposals is related to investments in associates that were transferred to other investments as the Company has considered that it has lost its significant influence over the investees.
(iii)	Osisko Mining Inc., an associate of Osisko, held common shares of Barkerville Gold Mines Limited ("Barkerville") prior to its acquisition by Osisko in 2019. Following the acquisition of Barkerville, Osisko Mining received common shares of Osisko, which resulted in a deemed repurchase of common shares by the Company and a related reduction in the net investment in Osisko Mining, based on the ownership interest held in Osisko Mining. During the year ended December 31, 2021, Osisko Mining disposed of its shares of Osisko, which resulted in a deemed issuance of common shares by the Company and an increase in the net investment in Osisko Mining.

Material investment

Osisko Mining Inc.

Osisko Mining is a Canadian gold exploration and development company focused on its Windfall Lake gold project. Osisko holds a 2.0% - 3.0% NSR royalty on the Windfall Lake gold project, for which an updated positive preliminary economic assessment was released in April 2021, and a 1% NSR royalty on other properties held by Osisko Mining. The Company invested $14.8 million in Osisko Mining in 2020.

As at December 31, 2021, the Company holds 50,023,569 common shares representing a 14.4% interest in Osisko Mining (14.5% as at December 31, 2020). Based on the fact that one director of Osisko is also a director of Osisko Mining, and because of other facts and circumstances, the Company concluded that it exercises significant influence over Osisko Mining and accounts for its investment using the equity method.

Osisko Metals Incorporated

Osisko Metals Incorporated ("Osisko Metals") is a Canadian base metal exploration and development company with a focus on zinc mineral assets. The company's flagship properties are the Pine Point mining camp, located in the Northwest Territories and the Bathurst mining camp, located in northern New Brunswick. The Company owns a 2.0% NSR royalty on the Pine Point mining camp and a 1% NSR royalty on the Bathurst mining camp.

As at December 31, 2021, the Company holds 31,127,397 common shares representing a 15.4% interest in Osisko Metals (17.4% as at December 31, 2020). Based on the fact that an officer of Osisko Development is also a director of Osisko Metals, and because of other facts and circumstances, the Company concluded that it exercises significant influence over Osisko Metals and accounts for its investment using the equity method.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

12. Investments in associates (continued)

Material investments (continued)

The financial information of the individually material associates is as follows and includes adjustments to the accounting policies of the associates to conform to those of Osisko (in thousands of dollars):

	Osisko Mining		Osisko Metals
	2021(i)	2020(i)	2021(i)	2020(i)
	$	$	$	$
Current assets	185,307	326,563	5,659	1,616
Non-current assets	664,544	486,492	89,006	91,828
Current liabilities	31,440	43,482	2,676	3,028
Non-current liabilities	109,502	79,316	1,607	2,935
Revenues	-	-	-	-
Net loss from continuing operations and net loss	(8,149)	(33,337)	(4,618)	(9,646)
Other comprehensive (loss) income	(10,730)	11,609	(36)	(9,818)
Comprehensive loss	(18,879)	(21,728)	(4,654)	(19,464)

Carrying value of investment(ii)	98,885	95,379	13,470	14,204
Fair value of investment(ii)	190,590	185,087	12,140	13,696

(i) Information is for the reconstructed twelve months ended September 30, 2021 and 2020.

(ii) As at December 31, 2021 and 2020.

Investments in immaterial associates

The Company has interests in a number of individually immaterial associates that are accounted for using the equity method. The aggregate financial information on these associates is as follows:

	2021	2020
	$	$
Aggregate amount of the Company's share of net loss	(2,286)	(1,981)
Aggregate amount of the Company's share of other comprehensive loss	-	(33)
Aggregate carrying value of investments	12,999	9,636
Aggregate fair value of investments	45,426	20,951

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

13. Other investments

	2021	2020
	$	$
Fair value through profit or loss (warrants and convertible instruments)
Balance - January 1	25,063	1,700
Acquisitions (i)	17,754	4,782
Exercises	(1,122)	(347)
Change in fair value	6,286	2,387
Amendment of a note receivable (ii)	-	16,541
Balance - December 31	47,981	25,063

Fair value through other comprehensive (loss) income (common shares)
Balance - January 1	115,590	57,409
Acquisitions	18,668	18,602
Exercises of warrants	600	452
Transfer from associates (Note 12)	-	8,998
Change in fair value	7,303	40,993
Disposals	(47,930)	(10,864)
Balance - December 31	94,231	115,590

Amortized cost (notes)
Balance - January 1	16,861	8,777
Acquisitions	14,961	7,998
Repayment	(3,007)	-
Transfer from short-term investments	-	8,467
Impairments	(2,112)	(7,998)
Foreign exchange revaluation impact	95	(383)
Balance - December 31	26,798	16,861
Total	169,010	157,514

(i) In 2021, acquisitions include an investment of $5.0 million in class A restricted voting units of Osisko Green Acquisition Limited, a newly-organized special purpose acquisition corporation, and a US$5.0 million ($6.4 million) convertible loan made by Osisko Development to IG Tintic LLC (Note 34).

(ii) In November 2020, a $15.9 million secured senior loan with Falco was amended to become convertible after the first anniversary of its execution date into common shares of Falco at a conversion price of $0.55 per share, subject to standard anti-dilution protections. The convertible debenture continues to bear interest at a rate of 7.0% per annum compounded quarterly and has a maturity date of December 31, 2022. The accrued interest receivable of $1.7 million on the loan prior to its conversion was capitalized to the capital of the note. In addition, Falco issued to Osisko 10,664,324 warrants of Falco, each exercisable for one common share of Falco at an exercise price of $0.69 for a period of 24 months from their date of issuance. The fair value of the warrants was evaluated at $1.1 million using the Black-Scholes model.

Other investments comprise common shares, warrants, convertible and non-convertible debentures and notes receivable, mostly from Canadian publicly traded companies as well as loan receivables from two private companies, which own the Renard diamond mine and the Amulsar gold project (the loans related to the Amulsar gold project were fully impaired), and one convertible note from a foreign private company (Note 34).

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

14. Royalty, stream and other interests

	Year ended
	December 31, 2021
	Royalty	Stream	Offtake
	interests	interests	interests	Total
	$	$	$	$
Balance - January 1	656,661	440,941	18,526	1,116,128
Additions	77,702	13,234	-	90,936
Conversion of an offtake into a stream	-	4,682	(4,682)	-
Depletion	(28,958)	(19,403)	-	(48,361)
Impairment	(2,288)	-	-	(2,288)
Translation adjustments	(4)	(1,422)	(188)	(1,614)
Balance - December 31	703,113	438,032	13,656	1,154,801

Producing
Cost	626,345	518,934	-	1,145,279
Accumulated depletion and impairment	(395,874)	(210,884)	-	(606,758)
Net book value - December 31	230,471	308,050	-	538,521

Development
Cost	226,438	181,209	31,120	438,767
Accumulated depletion and impairment	(572)	(51,227)	(26,424)	(78,223)
Net book value - December 31	225,866	129,982	4,696	360,544

Exploration and evaluation
Cost	247,680	-	8,960	256,640
Accumulated depletion	(904)	-	-	(904)
Net book value - December 31	246,776	-	8,960	255,736

Total net book value - December 31	703,113	438,032	13,656	1,154,801

Main acquisitions - 2021

In April 2021, the Company acquired six royalties and one precious metals offtake, from two private sellers, for total cash consideration of US$26.0 million ($32.6 million). Four of the royalties are on claims overlying the Spring Valley project, located in United States of America, and increased the Company's current NSR royalty on Spring Valley from 0.5% to between 2.5% - 3.0% (sliding scale royalty percentages as long as gold prices are above US$700 per ounce). Immediately to the north of Spring Valley lies the Moonlight exploration property, where Osisko also acquired a 1.0% NSR royalty. Osisko also acquired a 0.5% NSR royalty and a 30% gold and silver offtake right covering the Almaden project in western Idaho.

In July 2021, the Company entered into a royalty transfer agreement with Sailfish Royalty Corp. ("Sailfish") pursuant to which Osisko purchased a 2.75% NSR royalty on the Tocantinzinho gold project ("Tocantinzinho"), located in Brazil, and operated by G Mining Ventures Corp. for cash consideration of US$10 million ($12.6 million). The operator of Tocantinzinho has a one-time buy-down option in relation to the royalty. At the time of project construction the operator may make a payment of US$5.5 million to reduce the royalty percentage by 2% resulting in a royalty of 0.75%. Pursuant to a pre-existing agreement entered into by Sailfish, the buy-down payment is payable to the original royalty owners. In November 2021, the operator has early exercised the first 1% of the buy-down, therefore reducing the effective NSR royalty to 1.75%.

In August 2021, the Company made an advance payment of $10.0 million under its silver stream agreement with Falco Resources Ltd., an associate. The payment corresponds to half of the $20.0 million second installment payment, which was payable at the receipt of all necessary material third-party approvals, licenses, rights of way and surface rights on the Horne 5 property, located in Canada.

In October 2021, Osisko acquired from Barrick TZ Limited, a subsidiary of Barrick Gold Corporation ("Barrick"), royalties for total cash consideration of US$11.8 million, including a 2% NSR royalty on the AfriOre and Gold Rim licenses comprising the West Kenya project operated by Shanta Gold Limited, a 1% NSR royalty on the Frontier project operated by Metalor SA, a private company, and a 1% NSR royalty on the Central Houndé project operated by Thor Explorations Ltd.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

14. Royalty, stream and other interests (continued)

Conversion of the Parral offtake to a gold and silver stream

In April 2021, GoGold Resources Inc. ("GoGold") and Osisko Bermuda Limited ("Osisko Bermuda"), a subsidiary of Osisko, entered into an agreement to convert the current gold and silver offtake into a gold and silver stream. Under the stream, Osisko Bermuda started receiving, effective April 29, 2021, 2.4% of the gold and silver produced from tailings piles currently owned or acquired by GoGold, with a transfer price of 30% of the gold and silver spot prices. Osisko has currently no other offtake agreement in production.

	Year ended
	December 31, 2020
	Royalty	Stream	Offtake
	interests	interests	interests	Total
	$	$	$	$
Balance - January 1	627,567	483,164	19,781	1,130,512
Additions	54,276	11,917	-	66,193
Disposal	(357)	-	-	(357)
Depletion	(23,159)	(21,532)	(914)	(45,605)
Impairment	-	(26,300)	-	(26,300)
Translation adjustments	(1,666)	(6,308)	(341)	(8,315)
Balance - December 31	656,661	440,941	18,526	1,116,128

Producing
Cost	621,503	512,019	18,422	1,151,944
Accumulated depletion and impairment	(367,232)	(188,281)	(13,609)	(569,122)
Net book value - December 31	254,271	323,738	4,813	582,822

Development
Cost	185,170	168,648	31,252	385,070
Accumulated depletion and impairment	(501)	(51,445)	(26,537)	(78,483)
Net book value - December 31	184,669	117,203	4,715	306,587

Exploration and evaluation
Cost	218,395	-	8,998	227,393
Accumulated depletion	(674)	-	-	(674)
Net book value - December 31	217,721	-	8,998	226,719

Total net book value - December 31	656,661	440,941	18,526	1,116,128

Main acquisitions - 2020

In April 2020, the Company announced an amendment to its silver stream with respect to the Gibraltar copper mine, located in British Columbia, Canada, which is operated by a wholly-owned subsidiary of Taseko Mines Limited ("Taseko"). Osisko and Taseko have amended the silver stream by reducing the price paid by Osisko for each ounce of refined silver from US$2.75 to nil in exchange for cash consideration of $8.5 million to Taseko.

In August 2020, the Company announced a definitive agreement with Caisse de dépôt et placement du Québec to acquire the outstanding 15% ownership in a portfolio of Canadian precious metals royalties for cash consideration of $12.5 million. The 15% interest represents the remaining portion of the portfolio of royalties purchased from Teck Resources Ltd. in October 2015, including the NSR royalties on the Island Gold and Lamaque mines.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

14. Royalty, stream and other interests (continued)

Main acquisitions - 2020 (continued)

In October 2020, Osisko announced a strategic partnership whereby Regulus Resources Inc. ("Regulus") has agreed to grant certain rights to Osisko in exchange for an upfront cash payment (the "Upfront Payment") of US$12.5 million ($16.4 million). These rights include the right to acquire royalties to be acquired by Regulus and a right of first refusal on all future royalty or stream transactions in relation to claims of the AntaKori project where Regulus has 100% ownership or any additional claims Regulus might acquire with 100% ownership within a certain area. As a significant initial transaction under the partnership, Regulus has acquired a royalty on the Mina Volare claim of the AntaKori project which represents a 1.5% or 3% NSR depending on location, from a private vendor. As per its right under the partnership, Osisko has elected to acquire 50% of the royalty for 75% of Regulus' purchase price with Osisko's acquisition cost for the royalty included in the Upfront Payment. Regulus has cancelled the remaining 50% of the royalty. As such, the royalty on the Mina Volare claim is now reduced to 0.75% or 1.5% depending on location, in favour of Osisko.

In January 2020 and December 2020, Osisko acquired a 2% NSR royalty on the Pine Point zinc project held by Osisko Metals, an associate of the Company, for cash consideration of $13.0 million. Osisko was also granted a right of first offer on any future sales by Osisko Metals of any additional royalties, streams or similar interests on the Pine Point project.

Impairment - 2020

Renard mine diamond stream (Stornoway Diamonds (Canada) Inc.

In March 2020, the selling price of diamonds decreased significantly as a result of the impact of the COVID-19 pandemic on the diamond market. On March 24, 2020, activities at the Renard diamond mine were suspended and on April 15, 2020, despite the announcement by the Government of Québec to include mining activities as an essential service, the operator of the Renard diamond mine announced the extension of the care and maintenance period of its operations due to depressed diamond market conditions. These were considered as indicators of impairment among other facts and circumstances and, accordingly, management performed an impairment assessment as at March 31, 2020. The Company recorded an impairment charge of $26.3 million ($19.3 million, net of income taxes) on the Renard diamond stream during the three months ended March 31, 2020.

On March 31, 2020, the Renard diamond stream was written down to its estimated recoverable amount of $40.0 million, which was determined by the value-in-use using discounted cash-flows approaches and estimated probabilities of different restart scenarios. The main valuation inputs used were the cash flows expected to be generated by the sale of diamonds from the Renard diamond stream over the estimated life of the Renard diamond mine, based on expected long-term diamond price per carat, a pre-tax real discount rate of 10.0% and weighted probabilities of different restart scenarios.

A sensitivity analysis was performed by management for the long-term diamond price, the pre-tax real discount rate and the weighting of the different scenarios. If the long-term diamond price per carat applied to the cash flow projections had been 10% lower than management's estimates, the Company would have recognized an additional impairment charge of $4.1 million ($3.0 million, net of income taxes). If the post-tax real discount rate applied to the cash flow projections had been 100 basis points higher than management's estimates, the Company would have recognized an additional impairment charge of $1.9 million ($1.4 million, net of income taxes). If the probabilities of the different restart scenarios had been 10% more negative than management's estimates, the Company would have recognized an additional impairment charge of $5.5 million ($4.0 million, net of taxes).

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

15. Mining interests and plant and equipment

	2021			2020
	Mining	Plant and		Mining	Plant and
	interests	equipment (i)	Total	interests	equipment (i)	Total
	$	$	$	$	$	$
Net book value - January 1	459,303	30,209	489,512	320,008	23,685	343,693
Acquisition of the San Antonio gold project (Note 6)	-	-	-	57,038	1,330	58,368
Additions	139,183	58,192	197,375	75,437	10,915	86,352
Impairment	(58,417)	-	(58,417)	-	-	-
Mining exploration tax credits	(1,585)	-	(1,585)	(4,608)	-	(4,608)
Change in environmental
rehabilitation assets	19,522	-	19,522	3,414	-	3,414
Depreciation	-	(7,814)	(7,814)	-	(5,340)	(5,340)
Depreciation capitalized	4,136	-	4,136	4,019	-	4,019
Share-based compensation capitalized	2,127	-	2,127	688	-	688
Transfers	(11,221)	11,221	-	-	-	-
Pre-commercial revenues	(7,275)	-	(7,275)	-	-	-
Disposals and others	-	(213)	(213)	-	(388)	(388)
Currency translation adjustments	(1,820)	107	(1,713)	3,307	7	3,314
Net book value - December 31	543,953	91,702	635,655	459,303	30,209	489,512

Closing balance
Cost	602,370	105,112	707,482	459,303	37,545	496,848
Accumulated depreciation
and impairment	(58,417)	(13,410)	(71,827)	-	(7,336)	(7,336)
Net book value	543,953	91,702	635,655	459,303	30,209	489,512

(i) Plant and equipment includes right-of-use assets of $20.3 million as at December 31, 2021 ($10.8 million as at December 31, 2020).

Impairments - 2021

Bonanza Ledge Phase 2 Project

In March 2021, processing of ore commenced at the Bonanza Ledge Phase 2 project. As a result of operational challenges incurred during the second quarter for 2021, it was determined that total capital and production costs related to the Bonanza Ledge Phase 2 project would be higher than originally planned. These factors were considered indicators of impairment, among other facts and circumstances and, accordingly, management performed an impairment assessment as at June 30, 2021. As a result of the impairment assessment, the Company recorded an impairment charge of $36.1 million on the Bonanza Ledge Phase 2 project during the three months ended June 30, 2021.

On June 30, 2021, the Bonanza Ledge Phase 2 project was written down to its estimated recoverable amount of $12.4 million, which was determined by the value-in-use using a cash-flows approach. The main valuation inputs used were the cash flows expected to be generated by the sale of gold from the Bonanza Ledge Phase 2 project over its estimated life of the mine, based on an average gold price per ounce of US$1,797, the average grade of gold and the average recovery rate for the remaining mine life. No discount rate was used as the project has a short-term remaining mine life of approximately 18 months.

A sensitivity analysis was performed by management for the gold price, the average grade and the recovery rate (in isolation). If gold price per ounce applied to the cash flow projections had been 10% lower than management's estimates, the Company would have recognized an additional impairment charge of $9.3 million. If the average gold grade or gold recovery applied to the cash flows had been 10% lower, the Company would have recognized an additional impairment charge of $12.4 million.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

15. Mining interests and plant and equipment (continued)

Impairments - 2021 (continued)

Bonanza Ledge Phase 2 Project (continued)

Due to continuing operational challenges, it was determined that total capital and production costs related to the Bonanza Ledge Phase 2 project would be higher than the total revenues expected to be generated for the remaining life of the project. These factors were considered indicators of impairment, among other facts and circumstances and, accordingly, management performed an impairment assessment as at September 30, 2021. As a result of the impairment assessment, the Company recorded an impairment charge of $22.4 million on the Bonanza Ledge Phase 2 project during the three months ended September 30, 2021.

On September 30, 2021, the net book value of the Bonanza Ledge Phase 2 project was written down to zero as it was estimated that the net book value will not be recovered by the expected net profits to be generated from the sale of precious metals. The recoverable amount was determined by the value-in-use using a cash-flows approach. The main valuation inputs used were the cash flows expected to be generated by the sale of gold from the Bonanza Ledge Phase 2 project over its estimated life of the mine, based on an average gold price per ounce of US$1,787, the average grade of gold and the average recovery rate for the remaining mine life. No discount rate was used as the project has a short-term remaining mine life of approximately 18 months. The project value is maintained at zero and any excess operating expenses over revenues are recorded under mining operating expenses on the statements of income (loss).

16. Exploration and evaluation

	2021	2020
	$	$
Net book value - January 1	42,519	42,949
Additions	3,784	201
Impairment	(42,668)	-
Transfer to royalty, stream and other interests	-	(631)
Net book value - December 31	3,635	42,519

Closing balance
Cost	104,492	100,708
Accumulated impairments	(100,857)	(58,189)
Net book value	3,635	42,519

Impairment

In 2021, the Company incurred an impairment charge of $42.7 million ($34.6 million, net of income taxes) on exploration and evaluation properties, including the James Bay properties and the Coulon zinc project in Canada. The Company has determined that further exploration and evaluation expenditures are no longer planned in the near term on these properties and that the carrying amount of these assets is unlikely to be recovered from a sale of these properties at the current time. As a result, these properties were written down to zero on December 31, 2021.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

17. Goodwill

The Company's goodwill is allocated to a group of cash generating units: the Éléonore NSR royalty and the Canadian Malartic NSR royalty ("CGUs").

The Company tests whether goodwill has suffered any impairment on an annual basis. The recoverable amount of the CGUs is determined based on the fair value less costs of disposal calculations using a discounted cash-flows approach, which require the use of assumptions and unobservable inputs, and therefore is classified as level 3 of the fair value hierarchy. The calculations use cash flow projections expected to be generated by the sale of gold and silver received from the CGUs based on annual gold and silver production over their estimated life from publicly released technical information by the operators to predict future performance.

The following table sets out the key assumptions for the CGUs in addition to annual gold and silver production over the estimated life of the Éléonore and Canadian Malartic mines:

	2021		2020
Long-term gold price (per ounce)	US$	1,600	US$	1,600
Long-term silver price (per ounce)	US$	21	US$	20
Post-tax real discount rate	4.3%		3.5%

Management has determined the values assigned to each of the above key assumptions as follows:

Assumption	Approach used to determine values
Long-term gold price	Based on current gold market trends consistent with external sources of information, such as long-term gold price consensus.

Long-term silver price	Based on current silver market trends consistent with external sources of information, such as long-term silver price consensus.

Post-tax real discount rate	Reflects specific risks relating to gold mines operating in Québec, Canada.

The Company's management has considered and assessed reasonably possible changes for key assumptions and has not identified any instances that could cause the carrying amount of the CGUs to exceed their recoverable amounts.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

18. Accounts payable and accrued liabilities

	December 31,	December 31,
	2021	2020
	$	$
Trade payables	9,678	12,771
Other payables	13,568	19,093
Accrued interests on long-term debt	142	166
Income taxes payable	-	6,055
Other accrued liabilities	6,661	8,804
	30,049	46,889

19. Provisions and other liabilities

	Year ended				Year ended
	December 31, 2021				December 31, 2020
			Deferred
			premium on
	Environmental	Lease	flow-through		Environmental	Lease
	rehabilitation(i)	liabilities(ii)	shares (iii)	Total	Rehabilitation(i)	liabilities(ii)	Total
	$	$	$	$	$	$	$
Balance - Beginning of period	34,601	11,366	-	45,967	20,527	10,127	30,654

Acquisition of the San Antonio gold project (Note 7)	-	-	-	-	9,301	-	9,301
New liabilities	20,433	13,578	-	34,011	4,176	2,394	6,570
Revision of estimates	(1,457)	-	-	(1,457)	(310)	-	(310)
Accretion	1,192	-	-	1,192	820	-	820
Settlement/payments of liabilities	(1,240)	(6,582)	-	(7,822)	(500)	(1,155)	(1,655)
Issuance of flow-through shares	-	-	7,885	7,885	-	-	-
Recognition of deferred premium on flow-through shares	-	-	(6,971)	(6,971)	-	-	-
Currency translation adjustments	(292)	-	-	(292)	587	-	587
Balance - End of period	53,237	18,362	914	72,513	34,601	11,366	45,967

Current portion	2,287	8,978	914	12,179	3,019	1,412	4,431
Non-current portion	50,950	9,384	-	60,334	31,582	9,954	41,536
	53,237	18,362	914	72,513	34,601	11,366	45,967

(i) The environmental rehabilitation provision represents the legal and contractual obligations associated with the eventual closure of the Company's mining interests, plant and equipment and exploration and evaluation assets (mostly for the Cariboo property, Bonanza Ledge Phase 2 project and San Antonio project). As at December 31, 2021, the estimated inflation-adjusted undiscounted cash flows required to settle the environmental rehabilitation amounts to $60.5 million. The weighted average actualization rate used is 3.4% and the disbursements are expected to be made from 2021 to 2030 as per the current closure plans.

(ii) The lease liabilities are mainly related to leases for mining equipment and for office space.

(iii) The flow-through shares issuance by Osisko Development is described in Note 21.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

20. Long-term debt

The movements in the long-term debt are as follows:

	2021	2020
	$	$
Balance - January 1	400,429	349,042
Increase in revolving credit facility	50,000	71,660
Decrease in revolving credit facility	(50,000)	(19,205)
Mining equipment financings, net	3,764	-
Amortization of transaction costs	2,204	2,238
Accretion expense	4,308	4,972
Foreign exchange revaluation impact	(270)	(8,278)
Balance - December 31	410,435	400,429

The summary of the long-term debt is as follows:

	December 31,	December 31,
	2021	2020
	$	$
Convertible debentures(i),(ii)	300,000	350,000
Revolving credit facility(iii)	113,389	63,659
Mining equipment financings(vi)	3,764	-
Long-term debt	417,153	413,659
Unamortized debt issuance costs	(2,291)	(4,495)
Unamortized accretion on convertible debentures	(4,427)	(8,735)
Long-term debt, net of issuance costs	410,435	400,429
Current portion	294,891	49,867
Non-current portion	115,544	350,562
	410,435	400,429

(i) Convertible debenture (2016)

In February 2016, the Company issued a senior non-guaranteed convertible debenture of $50.0 million to Investissement Québec, which was repaid in full on February 12, 2021.

(ii) Convertible debentures (2017)

In November 2017, the Company closed a bought-deal offering of convertible senior unsecured debentures (the "Debentures") in an aggregate principal amount of $300.0 million (the "Offering"). The Offering was comprised of a public offering, by way of a short form prospectus, of $184.0 million aggregate principal amount of Debentures and a private placement offering of $116.0 million aggregate principal amount of Debentures.

The Debentures bear interest at a rate of 4.0% per annum, payable semi-annually on June 30 and December 31 of each year. The Debentures are convertible at the holder's option into common shares of the Company at a conversion price equal to $22.89 per common share. The Debentures will mature on December 31, 2022 and may be redeemed by Osisko, in certain circumstances. The Debentures are listed for trading on the TSX under the symbol "OR.DB".

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

20. Long-term debt (continued)

(iii) Revolving credit facility

In July 2021, the Company amended its revolving credit facility (the "Facility") and increased the amount available by $150.0 million to $550.0 million, with an additional uncommitted accordion of up to $100.0 million (for a total availability of up to $650.0 million). The maturity date of the Facility was extended to July 30, 2025, which can be extended annually.

The annual extension of the Facility and the uncommitted accordion are subject to acceptance by the lenders. The Facility is to be used for general corporate purposes and investments in the mineral industry, including the acquisition of royalty, stream and other interests. The Facility is secured by the Company's assets from the royalty, stream and other interests segment (which exclude the assets held by Osisko Development and its subsidiaries).

The Facility is subject to standby fees. Funds drawn bear interest based on the base rate, prime rate, London Inter-Bank Offer Rate ("LIBOR") or a comparable or successor rate, plus an applicable margin depending on the Company's leverage ratio. In February 2021, the Company drew $50.0 million to repay the Investissement Québec convertible debenture. As at December 31, 2021, the Facility was drawn for a total of $113.4 million ($50.0 million and US$50.0 million ($63.4 million)) and the effective interest rate was 2.25%, including the applicable margin. The Facility includes covenants that require the Company to maintain certain financial ratios, including the Company's leverage ratios and meet certain non-financial requirements. As at December 31, 2021, all such ratios and requirements were met.

(iv) Mining equipment financings

In 2021, Osisko Development financed the acquisition of mining equipment with third parties. The loans are guaranteed by the mining equipment and are payable in monthly installments over a period of 24 to 48 months.

21. Share capital

Shares

Authorized

Unlimited number of common shares, without par value

Unlimited number of preferred shares, issuable in series

Issued and fully paid 166,493,597 common shares

Year ended December 31, 2021

Osisko Development Corp. - Non-brokered private placement

In January 2021, Osisko Development completed the first tranche of a non-brokered private placement through the issuance of 9,346,464 units of Osisko Development at a price of $7.50 per unit for aggregate gross proceeds of $68.6 million. Each unit consists of one common share of Osisko Development and one-half of one common share purchase warrant of Osisko Development, which each whole warrant entitling the holder to acquire one common share of Osisko Development at a price of $10.00 per share on or prior to December 1, 2023.

In February 2021, Osisko Development completed the second and final tranche of a non-brokered private placement through the issuance of 1,515,731 units of Osisko Development at a price of $7.50 per unit for aggregate gross proceeds of $11.2 million. Each unit consists of one common share of Osisko Development and one-half of one common share purchase warrant of Osisko Development, which each whole warrant entitling the holder to acquire one common share of Osisko Development at a price of $10.00 per share on or prior to December 1, 2023.

An amount of $73.9 million from the non-brokered private placement was received in 2020, which was recorded under shares to be issued on Osisko Development's consolidated balance sheet at December 31, 2020 (under non-controlling interests on the Company's balance sheet). The share issue expenses related to the first and second tranches of the private placement amounted to $1.1 million ($0.8 million, net of income taxes).

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

21. Share capital (continued)

Year ended December 31, 2021 (continued)

Osisko Development Corp. - Brokered private placement of flow-through shares

In March 2021, Osisko Development completed a "bought deal" brokered private placement of 2,055,742 flow-through shares at a price of $9.05 per flow-through share and 1,334,500 charity flow-through shares at a price of $11.24 per charity flow- through share, for aggregate gross proceeds of $33.6 million. Share issue expenses related to this private placement amounted to $1.5 million ($1.1 million, net of income taxes). The shares were issued at a premium to the market price, which was recognized as a current liability under provisions and other liabilities for $7.9 million (net of share issue costs attributed of $0.5 million). The liability will be reversed and recognized to the consolidated statement of income (loss) as flow-through premium income as the required expenditures are incurred. Osisko Development is committed to spending the proceeds on exploration and evaluation activities by December 31, 2022. As at December 31, 2021, the balance remaining to be spent amounted to $3.9 million.

Year ended December 31, 2020

Private Placement with Investissement Québec

In April 2020, the Company completed a private placement of 7,727,273 common shares at a price of $11.00 per common share for total gross proceeds of $85.0 million (the "Private Placement") with Investissement Québec. The net proceeds from the Private Placement was used for general working capital purposes.

Acquisition of the San Antonio gold project

In August 2020, Osisko acquired the San Antonio gold project (Note 8) in the state of Sonora in Mexico. As part of the acquisition, a total of 1,011,374 common shares of Osisko were issued and valued at $15.8 million, based on the closing price of the Company's common shares on the transaction date.

Osisko Development Corp. - Bought-deal private placement

Concurrent with the transaction described in Note 6, Osisko Development had entered into an engagement letter with underwriters pursuant to which the underwriters had agreed to buy, on a "bought deal" private placement basis, 13,350,000 subscription receipts (the "Subscription Receipts") at a subscription price of $7.50 per Subscription Receipt (the "Issue Price") for gross proceeds of approximately $100.1 million (the "Financing"). Each Subscription Receipt entitled the holder thereof to receive, for no additional consideration and without further action on the part of the holder thereof, on or about the date that the transaction was completed, one common share of Osisko Development ("Osisko Development Share") and one- half-of-one warrant to purchase an Osisko Development Share (each whole warrant, a "Warrant"). Each Warrant will entitle the holder thereof to purchase one Osisko Development Share for $10.00 for an 18-month period following the closing of the transaction (the Warrants maturity date was subsequently extended to December 1, 2023). The Financing was completed on October 29, 2020 and share issue expenses related to this private placement amounted to $3.6 million ($2.6 million, net of income taxes).

Osisko Development Corp. - Brokered private placement

On December 30, 2020, Osisko Development completed a brokered private placement through the issuance of 5,367,050 units of the Company at a price of $7.50 per unit for aggregate gross proceeds of $40.2 million. Each unit consists of one common share of Osisko Development and one-half of one common share purchase warrant of Osisko Development, which each whole warrant entitling the holder to acquire one common share of Osisko Development at a price of $10.00 per share on or prior to December 1, 2023. Share issue expenses related to this private placement amounted to $2.1 million ($1.6 million, net of income taxes).

Employee Share Purchase Plans

The Company established an employee share purchase plan. Under the terms of the plan, the Company contributes an amount equal to 60% of the eligible employee's contribution towards the acquisition of common shares from treasury on a quarterly basis. Osisko Development established a similar plan for its employees.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

21. Share capital (continued)

Shares (continued)

Normal Course Issuer Bid

In December 2021, Osisko renewed its normal course issuer bid ("NCIB") program. Under the terms of the 2021 NCIB program, Osisko may acquire up to 16,530,688 of its common shares from time to time in accordance with the normal course issuer bid procedures of the TSX. Repurchases under the 2021 NCIB program are authorized from December 12, 2021 until December 11, 2022. Daily purchases will be limited to 87,364 common shares, other than block purchase exemptions, representing 25% of the average daily trading volume of the common shares on the TSX for the six-month period ending November 30, 2021, being 349,057 Common Shares.

Under the terms of the 2020 NCIB program, Osisko was allowed to acquire up to 14,610,718 of its common shares from time to time, from December 12, 2020 to December 11, 2021. Daily purchases were limited to 138,366 common shares, other than block purchase exemptions, representing 25% of the average daily trading volume of the common shares on the TSX for the six-month period ending November 30, 2020, being 553,464 common shares.

During the year ended December 31, 2021, the Company purchased for cancellation a total of 2,103,366 common shares for $30.8 million (average acquisition price per share of $14.64). During the year ended December 31, 2020, the Company purchased for cancellation a total of 429,722 common shares for $3.9 million (average acquisition price per share of $9.15).

Dividends

The following table provides details on the dividends declared by the Company for the years ended December 31, 2021 and 2020:

					Dividend
	Dividend			Dividends	reinvestment
Declaration date	per share	Record date	Payment date	payable	plan(i)
	$			$
February 21, 2021	0.050	March 31, 2021	April 15, 2021	8,364,000	8,989,709
May 11, 2021	0.050	June 30, 2021	July 15, 2021	8,404,000	7,102,627
August 8, 2021	0.055	September 30, 2021	October 15, 2021	9,160,000	8,005,584
November 9, 2021	0.055	December 31, 2021	January 14, 2022	9,157,000	7,891,496

Year 2021	0.210			35,085,000

February 19, 2020	0.050	March 31, 2020	April 15, 2020	7,879,000	24,809,311
May 12, 2020	0.050	June 30, 2020	July 15, 2020	8,259,000	27,492,302
August 5, 2020	0.050	September 30, 2020	October 15, 2020	8,342,000	9,822,963
November 9, 2020	0.050	December 31, 2020	January 15, 2021	8,358,000	11,525,456

Year 2020	0.200			32,838,000

(i) Number of common shares held by shareholders participating in the dividend reinvestment plan described below.

Dividend reinvestment plan

The Company has a dividend reinvestment plan ("DRIP") that allows Canadian and U. S. shareholders to reinvest their cash dividends into additional common shares either purchased on the open market through the facilities of the TSX or the NYSE, or issued directly from treasury by the Company, or acquired by a combination thereof. In the case of a treasury issuance, the price will be the weighted average price of the common shares on the TSX or the NYSE during the five trading days immediately preceding the dividend payment date, less a discount, if any, of up to 5%, at the Company's sole election.

As at December 31, 2021, the holders of 7,891,496 common shares had elected to participate in the DRIP, representing dividends payable of $0.4 million. During the year ended December 31, 2021, the Company issued 120,523 common shares under the DRIP, at a discount rate of 3% (268,173 common shares in 2020 at a discount rate of 3%). On January 14, 2022, 29,929 common shares were issued under the DRIP at a discount rate of 3%.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

21. Share capital (continued)

Dividends (continued)

Capital management

The Company's primary objective when managing capital is to maximize returns for its shareholders by growing its asset base, both organically through strategic investments in exploration and development companies and through accretive acquisitions of high-quality royalties, streams and other similar interests, while ensuring capital protection. The Company defines capital as long-term debt and total equity, including the undrawn portion of the revolving credit facility. Capital is managed by the Company's management and governed by the Board of Directors.

	December 31,	December 31,
	2021	2020
	$	$
Long-term debt	410,435	400,429
Total equity	1,780,061	1,841,032
Undrawn revolving credit facility(i)	436,610	336,340
	2,627,106	2,577,801

(i) Excluding the potential additional available credit (accordion) of $100.0 million as at December 31, 2021 and 2020 (Note 20).

There were no changes in the Company's approach to capital management during the year ended December 31, 2021, compared to the prior year. The Company is not subject to material externally imposed capital requirements and is in compliance with all its covenants under its revolving credit facility (Note 20) as at December 31, 2021.

22. Warrants

As at December 31, 2021 and December 31, 2020, 5,480,000 warrants were outstanding and entitled the holder to purchase one common share of Osisko at a price of $36.50 until February 18, 2022. Subsequently to year-end, the warrants expired unexercised.

23. Share-based compensation Share options

The Company and its subsidiary, Osisko Development, offer a share option plan (the "Plans") to their directors, officers, management, employees and consultants. Options may be granted at an exercise price determined by the respective Board of Directors but shall not be less than the closing market price of the common shares of the Company on the TSX on the day prior to their grant. No participant shall be granted an option which exceeds 5% of the issued and outstanding shares of the issuer at the time of granting of the option. The number of common shares issued to insiders of the issuer within one year and issuable to the insiders at any time under the Plans or combined with all other share compensation arrangements, cannot exceed 8% (10% under Osisko Development's plan) of the issued and outstanding common shares of the related issuer. The duration and the vesting period are determined by the Board of Directors. However, the expiry date may not exceed 7 years (10 years under Osisko Development's plan) after the date of granting.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

23. Share-based compensation (continued)

Share options (continued)

Osisko Gold Royalties Ltd

The following table summarizes information about the movement of the share options outstanding under the Osisko's plan:

		2021		2020
		Weighted		Weighted
	Number of	average	Number of	average
	options	exercise price	options	exercise price
		$		$
Balance - January 1	4,240,869	14.22	4,939,344	14.40
Granted (i)	763,700	13.27	1,201,100	13.51
Exercised	(1,043,903)	13.75	(673,470)	11.27
Forfeited / Cancelled	(58,866)	13.45	(341,300)	13.61
Expired	(171,220)	16.04	(884,805)	16.56
Balance - December 31	3,730,580	14.09	4,240,869	14.22
Options exercisable - December 31	1,881,416	14.78	2,988,713	14.96

(i) Options were granted to officers, management, employees and/or consultants.

The weighted average share price when share options were exercised during the year ended December 31, 2021 was $16.04 ($14.83 for the year ended December 31, 2020).

The following table summarizes the Osisko's share options outstanding as at December 31, 2021:

		Options outstanding		Options exercisable
			Weighted
			average
		Weighted	remaining		Weighted
Exercise		average	contractual		average
price range	Number	exercise price	life (years)	Number	exercise price
$		$			$
10.58 - 12.97	1,322,057	12.70	3.5	536,757	12.71
13.10 - 14.78	1,761,193	13.80	2.9	817,729	14.10
15.97 - 18.07	579,500	16.64	1.3	459,100	16.61
24.72 - 27.77	67,830	26.97	0.4	67,830	26.97
	3,730,580	14.09	2.8	1,881,416	14.78

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

23. Share-based compensation (continued)

Share options (continued)

Osisko Gold Royalties Ltd (continued)

The options, when granted, are accounted for at their fair value determined by the Black-Scholes option pricing model based on the vesting period and on the following weighted average assumptions:

	2021	2020
Dividend per share	1.5%	1.5%
Expected volatility	40%	39%
Risk-free interest rate	0.7%	0.3%
Expected life	46 months	46 months
Weighted average share price	$13.27	$13.51
Weighted average fair value of options granted	$3.66	$3.56

The expected volatility was estimated using Osisko's historical data from the date of grant and for a period corresponding to the expected life of the options. Share options are exercisable at the closing market price of the common shares of the Company on the day prior to their grant.

The fair value of the share options is recognized as compensation expense over the vesting period. In 2021, the total share- based compensation related to share options granted under the Osisko's plan amounted to $3.6 million ($2.8 million in 2020), including $0.2 million capitalized to mining assets and plant and equipment ($0.1 million in 2021).

Osisko Development Corp.

The following table summarizes information about the movement of the share options outstanding under the Osisko Development's plan:

		2021		2020
		Weighted		Weighted
	Number of	average	Number of	average
	options	exercise price	options	exercise price
		$		$
Balance - January 1	1,199,100	7.62	-	-
Granted(i)	1,005,600	6.47	1,199,100	7.62
Forfeited	(111,100)	7.55	-	-
Balance - December 31	2,093,600	7.07	1,199,100	7.62
Options exercisable - December 31	-	-	-	-

(i) Options were granted to officers, management, employees and/or consultants.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

23. Share-based compensation (continued)

Share options (continued)

Osisko Development Corp. (continued)

The following table summarizes the Osisko Development's share options outstanding as at December 30, 2021:

		Options outstanding		Options exercisable
			Weighted
			average
		Weighted	remaining		Weighted
Exercise		average	contractual		average
price range	Number	exercise price	life (years)	Number	exercise price
$		$			$
5.40 - 5.63	412,800	5.48	4.8	-	-
7.10 - 8.10	1,680,800	7.46	4.1	-	-
	2,093,600	7.07	4.3	-	-

The options, when granted, are accounted for at their fair value determined by the Black-Scholes option pricing model based on the vesting period and on the following weighted average assumptions:

	2021	2020
Dividend per share	-	-
Expected volatility	66%	63%
Risk-free interest rate	0.9%	0.4%
Expected life	45 months	48 months
Weighted average share price	$6.47	$7.62
Weighted average fair value of options granted	$3.16	$3.64

The expected volatility was estimated by benchmarking with companies having businesses similar to Osisko Development. The historical volatility of the common share price of these companies was used for benchmarking back from the date of grant and for a period corresponding to the expected life of the options.

The fair value of the share options is recognized as compensation expense over the vesting period. In 2021, the total share- based compensation related to share options granted under the Osisko Development's plan amounted to $2.3 million (insignificant in 2020), including $1.1 million capitalized to mining assets and plant and equipment.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

23. Share-based compensation (continued)

Deferred and restricted share units

The Company and its subsidiary, Osisko Development, offer a DSU plan and a RSU plan, which allow DSU and RSU to be granted to directors, officers and/or employees as part of their long-term compensation package. Under the plans, payments may be settled in the form of common shares, cash or a combination of common shares and cash, at the sole discretion of the issuer. The plans are currently classified as equity-settled plans.

Osisko Gold Royalties Ltd

The following table summarizes information about the DSU and RSU movements:

	2021		2020
	DSU(i)	RSU(ii)	DSU(i)	RSU(ii)
Balance - Beginning of period	408,564	1,242,902	325,207	1,190,038
Granted	64,720	293,610	97,995	504,560
Reinvested dividends	5,185	15,102	5,558	17,143
Settled	(102,266)	(398,173)	(20,196)	(365,399)
Forfeited (iii)	-	(275,044)	-	(103,440)
Balance - End of period	376,203	878,397	408,564	1,242,902
Balance - Vested	311,010	-	309,862	-

(i)  Unless otherwise decided by the board of directors of the Company, the DSU vest the day prior to the next annual general meeting and are payable in common shares, cash or a combination of common shares and cash, at the sole discretion of the Company, to each non-executive director when he or she leaves the board or is not re-elected. The value of the payout is determined by multiplying the number of DSU expected to be settled at the payout date by the closing price of the Company's shares on the day prior to the grant date. The fair value is recognized over the vesting period. On the settlement date, one common share will be issued for each DSU, after deducting any income taxes payable on the benefit earned by the director that must be remitted by the Company to the tax authorities. The DSU granted in 2021 have a weighted average value of $15.54 per DSU ($12.35 per DSU in 2020).

(ii) On December 31, 2019, 150,000 RSU were granted to an officer (with a value of $12.70 per RSU), which vest and are payable in equal tranches over a three-year period (1/3 per year), in common shares, cash or a combination of common shares and cash, at the sole discretion of the Company. An additional 75,000 RSU were also granted (with a value of $12.70 per RSU) and vested during the three months ended March 31, 2020 following the acquisition by the officer of a total of 75,000 common shares of the Company. A total of 34,852 common shares were issued to the officer (after deducting the income taxes payable on the benefit earned by the employee that must be remitted by the Company to the tax authorities). The remaining RSU vest and are payable in common shares, cash or a combination of common shares and cash, at the sole discretion of the Company, three years after the grant date, one half of which depends on the achievement of certain performance measures.

The value of the payout is determined by multiplying the number of RSU expected to be vested at the payout date by the closing price of the Company's shares on the day prior to the grant date. The fair value is recognized over the vesting period and is adjusted in function of the applicable terms for the performance based components, when applicable. On the settlement date, one common share is issued for each RSU, after deducting any income taxes payable on the benefit earned by the employee that must be remitted by Osisko Development to the tax authorities. The RSU granted in 2021 have a weighted average value of $13.24 per RSU ($13.56 per RSU in 2020).

(iii) In 2021, 215,812 RSUs were forfeited by Osisko Development and RSUs were granted by Osisko Development in an equivalent value to the employees and officers that were transferred from Osisko to Osisko Development as of January 1, 2021 (refer to the Osisko Development table and notes on restricted share units outstanding presented below).

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

23. Share-based compensation (continued)

Deferred and restricted share units (continued)

Osisko Gold Royalties Ltd (continued)

The total share-based compensation expense related to the Osisko's DSU and RSU plans in 2021 amounted to $4.7 million ($6.8 million in 2020, including $0.6 million capitalized to mining assets and plant and equipment expenses).

Based on the closing price of the common shares at December 31, 2021 ($15.48), and considering a marginal income tax rate of 53.3%, the estimated amount that Osisko is expected to transfer to the tax authorities to settle the employees' tax obligations related to the vested RSU and DSU to be settled in equity amounts to $2.6 million ($2.7 million as at December 31, 2020) and to $10.4 million based on all RSU and DSU outstanding ($14.2 million as at December 31, 2020).

Osisko Development Corp.

The following table summarizes information about the DSU and RSU movements:

	2021		2020
	DSU(i)	RSU	DSU(i)	RSU(ii)
Balance - Beginning of period	170,620	-	-	-
Granted - Replacement RSU (ii)	-	458,450	-	-
Granted (iii)	68,730	599,000	170,620	-
Forfeited	-	(21,270)	-	-
Balance - End of period	239,350	1,036,180	170,620	-
Balance - Vested	-	-	-	-

(i) Unless otherwise decided by the board of directors of Osisko Development, the DSU vest the day prior to the next annual general meeting and are payable in common shares, cash or a combination of common shares and cash, at the sole discretion of Osisko Development, to each non-executive director when he or she leaves the board or is not re-elected. The value of the payout is determined by multiplying the number of DSU expected to be vested at the payout date by the closing price of the Osisko Development's shares on the day prior to the grant date. The fair value is recognized over the vesting period. On the settlement date, one common share will be issued for each DSU, after deducting any income taxes payable on the benefit earned by the director that must be remitted by the Osisko Development to the tax authorities. The DSU granted in 2021 have a weighted average value of $7.24 per DSU ($7.62 per DSU in 2020).

(ii) Following the closing of the reverse takeover transaction completed on November 25, 2020, which lead to the creation of Osisko Development and the subsequent transfer of certain Osisko employees to Osisko Development on January 1, 2021, Osisko and Osisko Development mutually agreed that a pro-rata portion of the outstanding long-term equity incentive compensation awarded by Osisko to the transferred employees in the form of RSU would be borne by Osisko Development. As a result, a pro-rata portion of the outstanding RSU awarded by Osisko (the "Osisko RSU") to the transferred employees were cancelled, and RSU (the "Replacement RSU") having a relative equivalent value were granted by Osisko Development. Accordingly, in June 2021, 458,450 Replacement RSU were granted to officers and employees who held Osisko RSU that were cancelled. The maturity date of the Replacement RSU is the same as the maturity date of the corresponding Osisko RSU that were cancelled. The replacement RSU are payable in common shares, cash or a combination of common shares and cash, at the sole discretion of Osisko Development.

(iii) The RSU granted vest and are payable in common shares, cash or a combination of common shares and cash, at the sole discretion of Osisko Development, three years after the grant date, one half of which depends on the achievement of certain performance measures. The RSU granted in 2021 have a weighted average value of $7.02 per RSU.

The total share-based compensation expense related to the Osisko Development's DSU and RSU plans in 2021 amounted to $3.3 million (insignificant in 2020), including $1.3 million capitalized to mining interests and plant and equipment.

Based on the closing price of the common shares at December 31, 2021 ($4.06), and considering a marginal income tax rate of 53.3%, the estimated amount that Osisko Development is expected to transfer to the tax authorities to settle the employees' tax obligations related to the vested RSU and DSU to be settled in equity amounts to nil (nil as at December 31, 2020) and to $2.8 million based on all RSU and DSU outstanding ($0.7 million as at December 31, 2020).

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

24. Income taxes

(a) Income tax expense

The income tax recorded in the consolidated statements of income (loss) for the years ended December 31, 2021 and 2020 is presented as follows:

	2021	2020
	$	$
Current income tax
Expense for the year (i)	1,231	7,153
Current income tax expense	1,231	7,153

Deferred income tax (Note 26 (b)):
Origination and reversal of temporary differences	(8,259)	(1,062)
Impact of changes in tax rates	-	11
Change in unrecognized deductible temporary differences	20,050	6,570
Other	(67)	(1,759)

Deferred income tax expense	11,724	3,760

Income tax expense	12,955	10,913

(i) In 2020, the current income tax expense includes an amount of US$4.5 million ($5.8 million) resulting from the San Antonio stream transaction (paid in 2021).

The provision for income taxes presented in the consolidated statements of income (loss) differs from the amount that would arise using the statutory income tax rate applicable to income of the consolidated entities, as a result of the following:

	2021	2020
	$	$
(Loss) income before income taxes	(43,720)	27,142
Income tax provision calculated using the combined Canadian federal and provincial statutory income tax rate	(11,586)	7,193
Increase (decrease) in income taxes resulting from:
Non-deductible expenses, net	908	(11)
(Non-deductible) non-taxable portion of capital losses, net	(761)	(1,893)
Differences in foreign statutory tax rates	(3,898)	(408)
Changed in unrecognized deferred tax assets	20,050	6,570
Foreign withholding taxes	864	778
Deferred premium on flow-through shares	(1,847)	-
Effect of flow-through shares renunciation	8,021	-
Tax rate changes of deferred income taxes	-	11
Other	1,204	(1,327)

Total income tax expense	12,955	10,913
The 2021 and 2020 Canadian federal and provincial statutory income tax rate is 26.5%.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

24. Income taxes (continued)

(b) Deferred income taxes

The components that give rise to deferred income tax assets and liabilities are as follows:

	December 31,	December 31,
	2021	2020
	$	$
Deferred tax assets:
Stream interests	30,100	34,278
Non-capital losses	7,663	8,195
Deferred and restricted share units	3,401	4,008
Share and debt issue expenses	2,935	4,562
	44,099	51,043
Deferred tax liabilities:
Royalty interests and exploration and evaluation assets	(102,782)	(93,266)
Investments	(8,077)	(9,437)
Convertible debentures Other	(1,173)	(2,315)
Other	(474)	(454)

	(112,506)	(105,472)

Deferred tax liability, net	(68,407)	(54,429)

Deferred tax assets and liabilities have been offset in the balance sheets where they relate to income taxes levied by the same taxation authority and the Company has the legal right and intent to offset.

The 2021 movement for deferred tax assets and deferred tax liabilities may be summarized as follows:

				Other
		Statement		comprehen-
	Dec. 31,	of inco-		sive income	Translation	Dec. 31,
	2020	me (loss)	Equity	(loss)	adjustments	2021
	$	$	$	$	$	$
Deferred tax assets:
Stream interests	34,278	(4,178)	-	-	-	30,100
Non-capital losses	8,195	(532)	-	-	-	7,663
Deferred and restricted share units	4,008	(328)	(279)	-	-	3,401
Share and debt issue expenses	4,562	(96)	(1,531)	-	-	2,935
Deferred tax liabilities:
Royalty interests and exploration and evaluation assets	(93,266)	(9,543)		-	27	(102,782)
Investments	(9,437)	1,831	-	(471)	-	(8,077)
Convertible debentures	(2,315)	1,142	-	-	-	(1,173)
Other	(454)	(20)	-	-	-	(474)
	(54,429)	(11,724)	(1,810)	(471)	27	(68,407)

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

24. Income taxes (continued)

(b) Deferred income taxes (continued)

The 2020 movement for deferred tax assets and deferred tax liabilities may be summarized as follows:

				Other
		Statement		comprehen-	Benefit from
	Dec. 31,	of inco-		sive income	flow-through	Translation	Dec. 31,
	2019	me (loss)	Equity	(loss)	shares	adjustments	2020
	$	$	$	$	$	$	$
Deferred tax assets:
Stream interests	28,826	5,452	-	-	-	-	34,278
Non-capital losses	170	8,025	-	-	-	-	8,195
Deferred and restricted share units	2,865	435	708	-	-	-	4,008
Share and debt issue expenses	(113)	(569)	5,244	-	-	-	4,562
Deferred tax liabilities:
Royalty interests and exploration and evaluation assets	(77,641)	(16,204)		388	66	125	(93,266)
Investments	1,911	(1,613)	-	(9,707)	(28)	-	(9,437)
Convertible debentures	(3,632)	1,317	-	-	-	-	(2,315)
Other	149	(603)	-	-	-	-	(454)
	(47,465)	(3,760)	5,952	(9,319)	38	125	(54,429)

(c) Unrecognized deferred tax liabilities

The aggregate amount of taxable temporary differences associated with investments in subsidiaries, for which deferred tax liabilities have not been recognized as at December 31, 2021, is $114.6 million ($110.8 million as at December 31, 2020). No deferred tax liabilities are recognized on the temporary differences associated with investments in subsidiaries because the Company controls the timing of reversal and it is not probable that they will reverse in the foreseeable future.

(d) Unrecognized deferred tax assets

As at December 31, 2021, the Company had temporary differences with a tax benefit of $79.5 million ($57.3 million as at December 31, 2020) which are not recognized as deferred tax assets. The Company recognizes the benefit of tax attributes only to the extent of anticipated future taxable income that can be reduced by these attributes.

	December 31,	December 31,
	2021	2020
	$	$
Non-capital losses carried forward	64,650	43,379
Mineral stream interests - Mexico	7,446	5,796
Unrealized losses on investments	3,598	6,529
Capital losses	2,127	-
Other	1,694	1,632
	79,515	57,336

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

25. Additional information on the consolidated statements of income (loss)

	2021	2020
	$	$
Revenues

Royalty interests	140,279	111,305
Stream interests	59,333	45,269
Offtake interests	25,265	57,056
	224,877	213,630
Cost of sales

Royalty interests	551	512
Stream interests	12,752	8,988
Offtake interests	24,343	54,200
	37,646	63,700

	2021	2020
	$	$
Operating expenses by nature

Impairment of assets	124,538	26,300
Depletion and depreciation	51,934	46,904
Employee benefit expenses (see below)	28,586	20,142
Professional fees	15,454	7,631
Insurance costs	3,634	1,820
Material, supplies and consumables	3,560	-
Rent and office expenses	1,654	1,052
Public company expenses	1,234	971
Communication and promotional expenses	977	1,265
Travel expenses	815	413
Cost recoveries	(582)	(618)
Deemed listing fees of Osisko Development (Note 6)	-	1,751
Other expenses	644	596
	232,448	108,227
Employee benefit expenses

Salaries and wages	17,494	12,282
Share-based compensation	13,280	9,361
Cost recoveries from associates	(2,188)	(1,501)
	28,586	20,142

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

25. Additional information on the consolidated statements of income (loss) (continued)

	2021	2020
Other gains, net
Change in fair value of financial assets at fair value through profit and loss	6,286	2,387
Net gain on dilution of investments in associates (Note 12)	1,847	10,381
Net gain on acquisition of investments(i)	7,638	3,827
Net gain on disposal of investments	-	5,357
Impairment of other investments	(2,112)	(7,998)
Flow-through shares premium income	6,971	-
Others	4,892	(332)
	25,522	13,622

(i) Represents changes in the fair value of the underlying investments between the respective subscription dates and the closing dates.

26. Key management

Key management includes directors (executive and non-executive) and the executive management team. The compensation paid or payable to key management for employee services is presented below:

	2021	2020
	$	$
Salaries and short-term employee benefits	5,369	5,776
Share-based compensation	6,775	6,665
Cost recoveries from associates	(144)	(300)
	12,000	12,141

Key management employees are subject to employment agreements which provide for payments on termination of employment without cause or following a change of control providing for payments of between once to twice base salary and bonus and certain vesting acceleration clauses on restricted and deferred share units and share options.

27. Net (loss) earnings per share

	2021	2020
	$	$
Net (loss) earnings attributable to Osisko Gold Royalties Ltd's shareholders	(23,554)	16,876

Basic weighted average number of common shares outstanding (in thousands)	167,628	162,303
Dilutive effect of share options	-	125
Diluted weighted average number of common shares	167,628	162,428

Net (loss) earnings per share
Basic and diluted	(0.14)	0.10

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

27. Net (loss) earnings per share (continued)

As a result of the consolidated net loss for the year ended December 31, 2021, all potentially dilutive common shares are deemed to be antidilutive for the period and thus diluted net loss per share is equal to the basic net loss per share.

For the year ended December 31, 2020, 3,031,912 share options, 5,480,000 outstanding warrants and the 15,726,705 common shares underlying the convertible debentures were excluded from the computation of diluted earnings per share as their effect was anti-dilutive.

28. Additional information on the consolidated statements of cash flows

	2021	2020
	$	$
Interests received measured using the effective rate method	2,891	1,673
Interests paid on long-term debt	16,420	17,308
Income taxes paid (i)	7,027	1,358

Changes in non-cash working capital items
Decrease (increase) in amounts receivable	476	(4,678)
Increase in inventories	(13,075)	-
Increase in other current assets	(5,075)	(1,311)
(Decrease) increase in accounts payable and accrued liabilities	(7,325)	7,723
	(24,999)	1,734
Tax credits receivable related to the exploration and evaluation assets
January 1	5,546	936
December 31	6,193	5,546

(i) In 2021, income taxes of $5.8 million were paid to the Mexican authorities in relation to the acquisition of a gold and silver stream on the San Antonio project completed in 2020.

29. Financial risks

The Company's activities expose it to a variety of financial risks: market risks (including interest rate risk, foreign currency risk and other price risk), credit risk and liquidity risk. The Company's overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company's performance.

Risk management is carried out under policies approved by the Board of Directors. The Board of Directors provides principles for overall risk management, as well as policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, the use of derivative financial instruments and non-derivative financial instruments, and investment in excess liquidities.

(a) Market risks

(i) Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate as a result of changes in market interest rates.

The Company's interest rate risk on financial assets is primarily related to cash, which bear interest at variable rates. However, as these investments come to maturity within a short period of time, the impact would likely be not significant. Other financial assets are not exposed to interest rate risk because they are mostly non-interest bearing or bear interest at fixed rates, except for derivative financial instruments (warrants).

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

(a) Market risks (continued)

(i) Interest rate risk (continued)

Financial liabilities are not exposed to interest rate risk because they are non-interest bearing or bear a fixed interest rate, except for the revolving credit facility which bears a variable interest rate. Based on the revolving credit facility's balances as at December 31, 2021 and 2020, the impact on net financial expenses over a 12-month horizon of a 0.5% shift in interest rates would not be significant.

(ii) Foreign exchange risk

The Company is exposed to foreign exchange risk arising from currency volatility, primarily with respect to the U.S. dollar. The Company holds balances in cash denominated in U.S. dollars and can draw on its credit facility in U.S. dollars and is therefore exposed to gains or losses on foreign exchange.

As at December 31, 2021 and 2020, the balances in U.S. dollars held by entities having the Canadian dollar as their functional currency were as follows:

	December 31,
	2021	2020
	$	$
Cash and cash equivalents	23,755	90,638
Amounts receivable	2,600	1,709
Other assets	1,319	1,327
Accounts payable and accrued liabilities	(117)	(110)
Revolving credit facility	(50,000)	(50,000)

Net exposure, in U.S. dollars	(22,443)	43,564

Equivalent in Canadian dollars	(28,453)	55,466

Based on the balances as at December 31, 2021, a 5% fluctuation in the exchange rates on that date (with all other variables being constant) would have resulted in a variation of net earnings of approximately $1.8 million in 2021 ($1.2 million in 2020).

(iii) Other price risk

The Company is exposed to equity price risk as a result of holding long-term investments in other exploration and development mining companies. The equity prices of long-term investments are impacted by various underlying factors including commodity prices. Based on the Company's long-term investments held as at December 31, 2021, a 10% increase (decrease) in the equity prices of these investments would increase (decrease) the net earnings by $2.5 million and the other comprehensive income (loss) by $8.2 million for the year ended December 31, 2021. Based on the Company's long-term investments held as at December 31, 2020, a 10% increase (decrease) in the equity prices of these investments would have increased (decreased) the net earnings by $1.7 million and the other comprehensive income (loss) by $10.0 million for the year ended December 31, 2020.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

(b) Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge its obligation and cause the other party to incur a financial loss. Financial instruments that potentially subject the Company to credit risk consist of cash, amounts receivable, notes receivable, other financing facilities receivable and reclamation deposits. The Company reduces its credit risk by investing its cash in high interest savings accounts with Canadian and U.S. recognized financial institutions and its reclamation deposits in guaranteed investments certificates issued by Canadian chartered banks. In the case of amounts receivable, notes receivable and other financing facilities, the Company performs either a credit analysis or ensures that it has sufficient guarantees in case of a non-payment by the third party to cover the net book value of the note. A provision is recorded if there is an expected credit loss based on the analysis. In some cases, the loans receivable could be applied against stream deposits due by the Company or converted into a royalty if the third party is not able to reimburse its loan. As at December 31, 2021, a provision of $14.2 million ($12.7 million as at December 31, 2020) is recorded as a result of the expected credit loss analysis, mostly on loans made to the company holding the Amulsar gold project (the loans were fully provisioned as the company is not expected to be in a position to reimburse them).

The maximum credit exposure of the Company corresponds to the respective instrument's net carrying amount.

(c) Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet the obligations associated with its financial liabilities. The Company manages the liquidity risk by continuously monitoring actual and projected cash flows, taking into account the requirements related to its investment commitments, mining properties and exploration and evaluation assets and matching the maturity profile of financial assets and liabilities. The Board of Directors reviews and approves any material transaction out of the ordinary course of business, including proposals on mergers, acquisitions or other major investment or divestitures. The Company also manages liquidity risk through the management of its capital structure and financial leverage as outlined in Note 21. As at December 31, 2021, cash is invested in high interest savings accounts held with Canadian and U.S. recognized financial institutions.

As at December 31, 2021, all financial liabilities to be settled in cash or by the transfer of other financial assets mature within 90 days, except for the convertible debentures, the revolving credit facility, the equipment financings and the lease liabilities, which are described below:

	As at December 31, 2021
	Total
	amount		Estimated annual payments
	payable	Maturity	2022	2023	2024	2025	2026-2029
	$		$	$	$	$	$
Conv. debentures	312,000	December 31, 2022	312,000	-	-	-	-
Revolving credit facility(i)	128,788	July 30, 2025	4,297	4,297	4,297	115,897	-
Equipment financings	3,969	October 10, 2025	1,584	1,664	393	328	-
Lease liabilities	20,213	December 31, 2029	9,388	2,919	1,478	1,291	5,137
	464,970		327,269	8,880	6,168	117,516	5,137

(i) The interest payable is based on the actual interest rates and foreign exchange rates as at December 31, 2021.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

30. Fair value of financial instruments

The following table provides information about financial assets and liabilities measured at fair value in the consolidated balance sheets and categorized by level according to the significance of the inputs used in making the measurements.

Level 1- Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2- Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3- Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

	December 31, 2021
	Level 1	Level 2	Level 3	Total
	$	$	$	$
Recurring measurements

Financial assets at fair value through profit or loss(i)
Warrants on equity securities and convertible debentures and notes
Publicly traded mining exploration and development companies
Precious metals	-	-	24,327	24,327
Other minerals	13,048	-	10,607	23,655
Financial assets at fair value through other comprehensive (loss) income(i)
Equity securities
Publicly traded mining exploration and development companies
Precious metals	46,668	-	-	46,668
Other minerals	47,563	-	-	47,563
	107,279	-	34,934	142,213

	December 31, 2020
	Level 1	Level 2	Level 3	Total
	$	$	$	$
Recurring measurements

Financial assets at fair value through profit or loss(i)
Warrants on equity securities and convertible debentures and notes
Publicly traded mining exploration and development companies
Precious metals	-	-	23,904	23,904
Other minerals	-	-	1,159	1,159
Financial assets at fair value through other comprehensive (loss) income (i)
Equity securities
Publicly traded mining exploration and development companies
Precious metals	95,796	-	-	95,796
Other minerals	19,794	-	-	19,794
	115,590	-	25,063	140,653

(i) On the basis of its analysis of the nature, characteristics and risks of equity securities, the Company has determined that presenting them by industry and type of investment is appropriate.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

30. Fair value of financial instruments (continued)

During the year ended December 31, 2021, warrants having a fair value of $5.1 million were transferred from Level 3 to Level 1 as these warrants began trading on a recognized stock exchange. During the year ended December 31, 2020, there were no transfers among Level 1, Level 2 and Level 3.

Financial instruments in Level 1

The fair value of financial instruments traded in active markets is based on quoted market prices on a recognized securities exchange at the balance sheet dates. The quoted market price used for financial assets held by the Company is the last transaction price. Instruments included in Level 1 consist primarily of common shares and warrants trading on recognized securities exchanges, such as the TSX, TSX Venture or NEO.

Financial instruments in Level 2

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on the Company's specific estimates. If all significant inputs required to measure the fair value of an instrument are observable, the instrument is included in Level 2. Instruments included in Level 2 consist of notes receivable. If one or more of the significant inputs are not based on observable market data, the instrument is included in Level 3.

Financial instruments in Level 3

Financial instruments classified in Level 3 include convertible debentures and warrants held by the Company that are not traded on a recognized securities exchange. The fair value of the investments in convertible debentures and warrants is determined directly or indirectly using the Black-Scholes option pricing model which includes significant inputs not based on observable market data.

The following table presents the changes in the Level 3 investments (comprised of convertible debentures and warrants) for the years ended December 31, 2021 and 2020:

	2021	2020
	$	$
Balance - January 1	25,063	1,700
Acquisitions	12,754	4,782
Amendment of a note receivable (Note 13)	-	16,541
Warrants exercised	(1,122)	(347)
Change in fair value - warrants exercised(i)	300	102
Change in fair value - warrants expired(i)	(15)	(48)
Change in fair value - investments held at the end of the period(i)	(2,046)	2,333
Balance - December 31	34,934	25,063

(i) Recognized in the consolidated statements of income (loss) under other gains (losses), net.

The fair value of the financial instruments classified as Level 3 depends on the nature of the financial instruments.

The fair value of the warrants on equity securities and the convertible debentures of publicly traded mining exploration and development companies, classified as Level 3, is determined using directly or indirectly the Black-Scholes option pricing model. The main non-observable input used in the model is the expected volatility. An increase/decrease in the expected volatility used in the models of 10% would have resulted in an insignificant variation of the fair value of the warrants as at December 31, 2021 and 2020.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

30. Fair value of financial instruments (continued)

Foreign exchange contracts

In 2021, the Company entered into foreign exchange contracts (collar options) to sell U.S. dollars and buy Canadian dollars for a total nominal amount of US$3.0 million. The contracts were put in place to protect revenues in Canadian dollars (from the sale of gold ounces received from royalty interests which are denominated in U.S.

dollars) from a stronger Canadian dollar. The fair value of the contracts is booked at each reporting period on the consolidated balance sheets. As at December 31, 2021, the fair value of the outstanding contracts was insignificant.

Financial instruments not measured at fair value on the consolidated balance sheets

Financial instruments that are not measured at fair value on the consolidated balance sheets are represented by cash, short- term investments, trade receivables, amounts receivable from associates and other receivables, notes receivable, other financing facilities receivable, accounts payable and accrued liabilities and long-term debt. The fair values of cash, short- term investments, trade receivables, amounts receivable from associates and other receivables and accounts payable and accrued liabilities approximate their carrying values due to their short-term nature. The carrying value of the liability under the revolving credit facility and the mining equipment financings approximate their fair value given that the credit spread is similar to the credit spread the Company would obtain under similar conditions at the reporting date. The fair value of the non-current notes receivable and other financing credit facilities receivable approximate their carrying value as there were no significant changes in economic and risk parameters since the issuance/acquisition or assumptions of those financial instruments.

The following table presents the carrying amount and the fair value of long-term debt (excluding the liability under the revolving credit facility):

	December 31, 2021		December 31, 2020
	Fair	Carrying	Fair	Carrying
	value	amount	value	amount
	$	$
Long-term debt - Level 1	303,000	293,281	318,000	286,903
Long-term debt - Level 2	-	-	49,928	49,866
Balance	303,000	293,281	367,928	336,769

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

31. Segment disclosure

The chief operating decision-maker organizes and manages the business under two operating segments: (i) acquiring and managing precious metals and other royalties, streams and other interests, and (ii) the exploration, evaluation and development of mining projects. The assets, liabilities, revenues, expenses and cash flows of Osisko and its subsidiaries, other than Osisko Development and its subsidiaries, are attributable to the precious metals and other royalties, streams and other interests operating segment. The assets, liabilities, revenues, expenses and cash flows of Osisko Development and its subsidiaries are attributable to the exploration, evaluation and development of mining projects operating segment.

The following table presents the main assets, liabilities, revenues, expenses and cash flows per operating segment:

	As at December 31, 2021 and 2020
	Osisko Gold	Osisko
	Royalties (i)	Development (ii)
		(Mining exploration,
	(Royalties, streams	evaluation and	Intersegment
	and other interests)	development)	transactions (iii)	Consolidated
	$	$	$	$
Assets and liabilities

As at December 31, 2021
Cash	82,291	33,407	-	115,698
Current assets	91,594	61,422	(90)	152,926
Investments in associates and other investments	231,884	62,480	-	294,364
Royalty, stream and other interests	1,247,489	-	(92,688)	1,154,801
Mining interests and plant and equipment	7,991	559,332	68,332	635,655
Exploration and evaluation assets	-	3,635	-	3,635
Goodwill	111,204	-	-	111,204
Total assets	1,691,958	703,110	(24,446)	2,370,622
Total liabilities (excluding long-term debt)	89,416	115,156	(24,446)	180,126
Long-term debt	406,671	3,764	-	410,435

As at December 31, 2020
Cash	105,097	197,427	-	302,524
Current assets	117,592	218,478	(882)	335,188
Investments in associates and other investments	166,589	110,144	-	276,733
Royalty, stream and other interests	1,203,781	-	(87,653)	1,116,128
Mining interests and plant and equipment	9,011	407,000	73,501	489,512
Exploration and evaluation assets	-	41,869	650	42,519
Goodwill	111,204	-	-	111,204
Total assets	1,609,344	802,144	(14,384)	2,397,104
Total liabilities (excluding long-term debt)	67,449	102,578	(14,384)	155,643
Long-term debt	400,429	-	-	400,429

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

31. Segment disclosure (continued)

	Years ended December 31, 2021 and 2020
	Osisko Gold	Osisko
	Royalties (i)	Development (ii)
		(Mining exploration,
	(Royalties, streams	evaluation and	Intersegment
	and other interests)	development)	transactions (iii)	Consolidated
	$	$	$	$
Revenues, expenses and cash flows

Year ended December 31, 2021
Revenues	224,877	7,275	(7,275)	224,877
Gross profit	138,870	-	-	138,870
Operating expenses (G&A, bus. dev and exploration)	(23,778)	(22,852)	-	(46,630)
Mining operating expenses	-	(12,919)	-	(12,919)
Impairments	(4,400)	(122,250)	-	(126,650)
Net earnings (loss)	77,277	(133,952)	-	(56,675)
Cash flows from operating activities
Before working capital items	158,632	(21,828)	(5,710)	131,094
Working capital items	(5,413)	(19,586)	-	(24,999)
After working capital ite	153,219	(41,414)	(5,710)	106,095
Cash flows from investing activities	(120,766)	(156,982)	5,710	(272,038)
Cash flows from financing activities	(54,339)	34,738	-	(19,601)

Year ended December 31, 2020
Revenues	213,630	-	-	213,630
Gross profit	104,325	-	-	104,325
Operating expenses (G&A, bus. dev and exploration)	(28,021)	(8,301)	-	(36,322)
Impairments	(36,298)	-	-	(36,298)
Net earnings (loss)	23,501	(7,272)	-	16,229
Cash flows from operating activities
Before working capital items	116,631	(10,387)	-	106,244
Working capital items	(2,669)	4,403	-	1,734
After working capital items	113,962	(5,984)	-	107,978
Cash flows from investing activities	(161,131)	(61,968)	-	(223,099)
Cash flows from financing activities	109,444	207,417	-	316,861

(i)	Osisko Gold Royalties Ltd and its subsidiaries, excluding Osisko Development Corp. and its subsidiaries.

(ii)	Osisko Development Corp. and its subsidiaries (carve-out of the mining activities of Osisko Gold Royalties prior to the reverse take-over transaction completed on November 25, 2020 and creating Osisko Development).

(iii)	The adjustments are related to intersegment transactions and to royalties and streams held by Osisko Gold Royalties on assets held by Osisko Development, which are reclassified on consolidation, as well as adjustments related to an accounting policy difference on revenues recognition.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

31. Segment disclosure (continued)

Royalty, stream and other interests - Geographic revenues

All of the Company's revenues are attributable to the precious metals and other royalties, streams and other interests operating segment. Geographic revenues from the sale of metals and diamonds received or acquired from in-kind royalties, streams and other interests are determined by the location of the mining operations giving rise to the royalty, stream or other interest. For the years ended December 31, 2021 and 2020, royalty, stream and other interest revenues were earned from the following jurisdictions:

	North	South
	America(i)	America	Australia	Africa	Europe	Total
	$	$	$	$	$	$
2021
Royalties	134,544	1,112	6	4,617	-	140,279
Streams	27,624	20,284	1,548	-	9,877	59,333
Offtakes	25,265	-	-	-	-	25,265
	187,433	21,396	1,554	4,617	9,877	224,877

2020
Royalties	106,780	554	52	3,919	-	111,305
Streams	13,999	19,862	2,098	-	9,310	45,269
Offtakes	57,056	-	-	-	-	57,056
	177,835	20,416	2,150	3,919	9,310	213,630

(i) 83% of the North America's revenues are generated from Canada in 2021 (65% in 2020).

In 2021, one royalty interest generated revenues of $81.3 million ($66.8 million in 2020), which represented 41% of revenues (43% of revenues in 2020) (excluding revenues generated from the offtake interests).

In 2021, revenues generated from precious metals and diamonds represented 89% and 9%, respectively, of total revenues (87% and 11% excluding offtakes, respectively). In 2020, revenues generated from precious metals and diamonds represented 94% and 4%, respectively, of total revenues (92% and 6% excluding offtakes, respectively).

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

31. Segment disclosure (continued)

Royalty, stream and other interests - Geographic net assets

The following table summarizes the royalty, stream and other interests by jurisdictions, as at December 31, 2021 and 2020, which is based on the location of the property related to the royalty, stream or other interests:

	North	South
	America(i)	America	Australia	Africa	Asia	Europe	Total
	$	$	$	$	$	$	$
December 31, 2021
Royalties	595,931	57,673	13,742	20,453	-	15,215	703,014
Streams	185,031	173,773	-	-	28,272	51,055	438,131
Offtakes	-	-	8,960	-	4,696	-	13,656
	780,962	231,446	22,702	20,453	32,968	66,270	1,154,801

December 31, 2020
Royalties	576,835	46,374	9,924	8,313	-	15,215	656,661
Streams	172,879	183,679	1,481	-	28,392	54,510	440,941
Offtakes	5,690	-	8,119	-	4,717	-	18,526
	755,404	230,053	19,524	8,313	33,109	69,725	1,116,128

(i) 82% of the North America's net interests are located in Canada as at December 31, 2021 (86% as at December 31, 2020).

Exploration, evaluation and development of mining projects

The inventories, mining interests, plant and equipment and exploration and evaluation assets related to the exploration, evaluation and development of mining projects (excluding the intersegment transactions) are located in Canada and in Mexico, and are detailed as follow as at December 31, 2021 and 2020:

	December 31, 2021			December 31, 2020
	Canada	Mexico	Total	Canada	Mexico	Total
	$	$	$	$	$	$
Assets
Inventories	13,933	4,663	18,596	1,599	25,705	27,304
Mining interests, plant and equipment	455,849	103,483	559,332	344,903	62,097	407,000
Exploration and evaluation assets	3,635	-	3,635	40,680	1,189	41,869
Total assets	627,937	75,173	703,110	704,998	97,146	802,144

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

32. Related party transactions

In 2021, interest revenues of $3.6 million were recorded on notes receivable from associates ($2.7 million in 2020). As at December 31, 2021, interests receivable from associates of $4.6 million are included in amounts receivable ($1.9 million as at December 31, 2020). Loans, notes receivable, and a convertible debenture from associates amounted to $42.3 million as at December 31, 2021 ($33.4 million as at December 31, 2020) and were included in other investments on the consolidated balance sheets.

Additional transactions with related parties are described under Notes 6, 7, 12, 13, 33 and 34.

33. Commitments

Investments in royalty and stream interests

As at December 31, 2021, significant commitments related to the acquisition of royalties and streams are detailed in the following table:

Company	Project (asset)	Installments	Triggering events
Aquila Resources Inc.	Back Forty project (gold stream)	US$5.0 million	Receipt of all material permits for the construction and operation of the project.
		US$25.0 million	Pro rata to drawdowns on debt finance facility.

Falco Resources Ltd.	Horne 5 project (silver stream)	$10.0 million	Receipt of all necessary material third-party approvals, licenses, rights of way and surface rights on the property.
		$35.0 million	Receipt of all material construction permits, positive construction decision, and raising a minimum of $100.0 million in non-debt financing.
		$60.0 million	Upon total projected capital expenditure having been demonstrated to be financed.
		$40.0 million (optional)	Payable with fourth installment, at sole election of Osisko, to increase the silver stream to 100% of payable silver (from 90%).

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

33. Commitments (continued)

Offtake and stream purchase agreements

The following table summarizes the significant commitments to pay for gold, silver and diamonds to which Osisko has the contractual right pursuant to the associated precious metals and diamond purchase agreements:

	Attributable payable production			Per ounce/carat
	to be purchased			cash payment (US$)			Term of	Date of
Interest	Gold	Silver	Diamond	Gold	Silver	Diamond	agreement	contract
Amulsar stream(1),(7)	4.22%	62.5%		$400	$4		40 years	November 2015 Amended Jan. 2019
Amulsar offtake(2),(7)	81.91%			Based on quotational period			Until delivery of 2,110,425 ounces Au	November 2015 Amended Jan. 2019
Back Forty stream(3)	18.5%	85%		30% spot price (max $600)	$4		Life of mine	March 2015 (silver) Nov. 2017 (gold) Amended Dec. 2021
Mantos Blancos stream(4)		100%			8% spot		Life of mine	September 2015 Amended Aug. 2019
Renard stream			9.6%			Lesser of 40% of sales price or $40	40 years	July 2014 Amended Oct. 2018
Sasa stream(5)		100%			$5		40 years	November 2015
Gibraltar stream(6)		75%			nil		Life of mine	March 2018 Amended April 2020

(1) Stream capped at 89,034 ounces of gold and 434,093 ounces of silver delivered. Subject to multiple buy-down options: 50% for US$34.4 million and US$31.3 million on 2nd and 3rd anniversary of commercial production, respectively.

(2) Offtake percentage will increase to 84.87% if the operator elects to reduce the gold stream as outlined above. The Amulsar offtake applies to the sales from the first 2,110,425 ounces of refined gold, of which 1,853,751 ounces are attributable to Osisko Bermuda (less any ounces delivered pursuant to the Amulsar stream).

(3) The gold stream will be reduced to 9.25% after the delivery of 105,000 gold ounces.

(4) The stream percentage shall be payable on 100% of silver until 19,300,000 ounces have been delivered, after which the stream percentage will be 40%. As of December 31, 2021, a total of 2.7 million ounces of silver have been delivered under the stream agreement.

(5) 3% or consumer price index (CPI) per ounce price escalation after 2016.

(6) Osisko will receive from Taseko an amount equal to 100% of Gibco's share of silver production, which represents 75% of Gibraltar mine's production, until reaching the delivery to Osisko of 5.9 million ounces of silver, and 35% of Gibco's share of silver production thereafter. As of December 31, 2021, a total of 0.9 million ounces of silver have been delivered under the stream agreement.

(7) In December 2019, Lydian International Limited ("Lydian"), the owner of the Amulsar project, was granted protection under the Companies' Creditors Arrangement Act. In July 2020, Osisko became a shareholder of Lydian following a credit bid transaction (35.6% as at December 31, 2021).

Mining equipment and service contracts

As of December 31, 2021, Osisko Development had purchase commitments for mining equipment and service contracts amounting to $40.9 million, including $33.3 million payable in 2022 and $7.6 million in 2023.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

34. Subsequent events

Normal course issuer bid

From January 1, 2022 to February 24, 2022, the Company purchased for cancellation a total of 347,492 common shares for $4.9 million (average acquisition price per share of $14.04) under its 2022 NCIB program.

Acquisition of Tintic by Osisko Development

On January 25, 2022, Osisko Development announced that it has entered into definitive agreements (together, the "Agreements") with IG Tintic LLC and Ruby Hollow LLC (together the "Vendors") to acquire 100% of Tintic Consolidated Metals LLC ("Tintic") (the "Transaction"). On completion of the Transaction, Osisko Development will acquire 100% ownership of the producing Trixie Mine ("Trixie"), as well as mineral claims covering more than 17,000 acres (including over 14,200 acres of which are patented) in Central Utah's historic Tintic Mining District.

Pursuant to the terms of the Transaction, Osisko Development will acquire 100% of Tintic from the Vendors for aggregate payments at closing totaling approximately US$177 million, of which approximately US$54 million will be paid in cash and approximately US$123 million will be paid by the issuance of 35,099,611 common shares of Osisko Development at a price of C$4.32 per share.

In addition, Osisko Development will pay the Vendors: (i) deferred payments of US$12.5 million payable in equal instalments annually over five years in cash or common shares at Osisko Development's election; (ii) two 1% NSR royalty grants, each with a 50% buyback right in favour of Osisko Development for US$7.5 million which is exercisable within 5 years; (iii) a right to receive the financial equivalent of 10% of the net smelter returns from stockpiled ore extracted from Trixie since January 1, 2018 and sitting on surface; (iv) the set-off of a US$5 million loan owed to Osisko Development; and (v) US$10 million contingent upon commencement of production at the Burgin Mine.

Osisko Bermuda has entered into a non-binding metals stream term sheet ("Stream") with a wholly-owned subsidiary of Osisko Development. The upfront cash payment under the Stream, of at least US$20 million and up to US$40 million, will be used by Osisko Development to fund a portion of the cash consideration payable on closing of the Transaction. In the event that the full amount of US$40 million is drawn, Osisko Development will deliver to Osisko Bermuda a maximum of 5% of all metals produced from the Tintic property up to a maximum of 53,400 ounces of refined gold and 4.0% thereafter.

The Transaction is expected to close in the second quarter of 2022, subject to satisfaction of regulatory approvals and customary closing conditions.

Non-brokered private placement by Osisko Development

On February 7, 2022, Osisko Development announced a non-brokered private placement ("Offering") of 31,500,000 subscription receipts of Osisko Development ("Subscription Receipts") at a price of US$3.50 per Subscription Receipt for aggregate gross proceeds of up to approximately US$110.3 million. Each Subscription Receipt issued pursuant to the Offering will entitle the holder thereof to receive, upon the satisfaction of the Escrow Release Condition (as defined below) and without payment of additional consideration, one unit of Osisko Development (each, a "Unit"). Each Unit will comprise of one common share in the capital of Osisko Development (each, a "Common Share") and one Common Share purchase warrant (each whole warrant, a "Warrant"), with each Warrant entitling the holder thereof to purchase one additional Common Share at a price of US$6.00 per Common Share for a period of five years following the date of issue. The gross proceeds of the Offering will be held in escrow pending, among other things, the completion of the listing of the Common Shares on the New York Stock Exchange ("Escrow Release Condition"), which is contingent upon Osisko Development meeting the listing requirements of the New York Stock Exchange ("NYSE") and may involve, among other things, a consolidation of the Common Shares. If the Escrow Release Condition is met, Osisko Development anticipates that the proceeds of the Offering will be used to advance the development of Osisko Development's mineral assets and for general corporate purposes. The Offering is subject to regulatory approvals.

Osisko Gold Royalties Ltd Notes to the Consolidated Financial Statements For the years ended December 31, 2021 and 2020
(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

34. Subsequent events (continued)

"Bought deal" private placement by Osisko Development

On February 9, 2022, Osisko Development announced a "bought deal" private placement for an aggregate of 20,225,000 subscription receipts of Osisko Development (the "Bought Deal Subscription Receipts") and/or units of Osisko Development (the "Bought Deal Units" and, together with the Bought Deal Subscription Receipts, the "Offered Securities") at a price of $4.45 per Offered Security (the "Issue Price"), for aggregate gross proceeds of $90.0 million (the " Bought Deal Offering"). Each Bought Deal Unit will be comprised of one Common Share of Osisko Development and one common share purchase warrant (each, a "Bought Deal Warrant"), with each Bought Deal Warrant entitling the holder thereof to purchase one additional Common Share at a price of $7.60 per Common Share for a period of 60 months following the closing date of the Bought Deal Offering. Each Bought Deal Subscription Receipt will entitle the holder thereof to receive, upon the satisfaction of the escrow release condition (as defined below), and without payment of additional consideration, one Bought Deal Unit. Osisko Development has granted the Underwriters an option, exercisable in whole or in part up to 48 hours prior to the closing of the Bought Deal Offering, to purchase up to an additional aggregate amount of 3,033,750 Bought Deal Subscription Receipts and/or Bought Deal Units at the Issue Price, for additional gross proceeds of up to $13.5 million. The gross proceeds from the sale of the Bought Deal Subscription Receipts, net of expenses of the underwriters and 50% of the commissions payable to the underwriters in respect of the Bought Deal Subscription Receipts, will be placed into escrow and will be released immediately prior to the completion of Osisko Development's proposed acquisition of Tintic. If the escrow release condition is not satisfied prior to the date that is 90 days from the closing of the Bought Deal Offering, the escrowed proceeds of the Bought Deal Offering will be returned to the holders of the Bought Deal Subscription Receipts. Osisko Development intends to use the net proceeds of the Bought Deal Offering to advance the development of the company's mineral assets, including the Cariboo gold project, the San Antonio gold project and properties held by Tintic assuming the completion of the Tintic Acquisition, and for general corporate purposes. The closing date of the Bought Deal Offering is expected to occur on or about March 2, 2022, and is subject to certain customary conditions.

Warrants

On February 18, 2022, a total of 5,480,000 Osisko warrants expired unexercised.

Dividend

On February 24, 2022, the Board of Directors declared a quarterly dividend of $0.055 per common share payable on April 14, 2022 to shareholders of record as of the close of business on March 31, 2022.